EXHIBIT 10.1

ARRANGEMENT AGREEMENT DATED for reference the 6th day of May, 2014.

BETWEEN:

TIMBERLINE RESOURCES CORPORATION, a corporation duly organized under the laws of Delaware and having an office at 101 E. Lakeside Avenue, Coeur d’Alene, Idaho, 83814

(hereinafter called “Timberline”)

OF THE FIRST PART

AND:

WOLFPACK GOLD CORP., a company duly organized under the laws of the Province of British Columbia and having an office at Suite 5, 5450 Riggins Court, Reno, Nevada, 89502

(hereinafter called “Wolfpack”)

OF THE SECOND PART

WHEREAS THE PARTIES HAVE AGREED THAT:

A.	Timberline wishes to acquire all of the issued and outstanding Wolfpack US Shares (as defined below);

B.	The Parties intend to carry out the transactions contemplated in this Agreement by way of arrangement under the provisions of the BCBCA (as defined below).

C.	Prior to completion of the Arrangement (as defined below), Wolfpack will effect the Pre-Arrangement Transactions (as defined below).

D.	The respective boards of directors of Timberline and Wolfpack have approved the transactions contemplated by this Agreement.

E.	The Timberline Board (as defined below) has unanimously determined that the Arrangement is in the best interests of Timberline and is fair to the Timberline Shareholders (as defined below).

F.	The Wolfpack Board (as defined below) has unanimously determined that the Arrangement is in the best interests of Wolfpack and is fair to the Wolfpack Shareholders (as defined below).

G.	Subject to the provisions hereof, the Timberline Board has unanimously recommended that the Timberline Shareholders approve the Arrangement at the Timberline Meeting (as defined below).

H.	Subject to the provisions hereof, the Wolfpack Board has unanimously recommended that the Wolfpack Shareholders approve the Arrangement at the Wolfpack Meeting (as defined below).

I.
Pursuant to the Plan of Arrangement (as defined below) under Section 288 of the BCBCA, Wolfpack will receive Timberline Shares (as defined below) in exchange for the Wolfpack US Shares and the repayment of the Pre-Arrangement Financing Loan (as defined below) and the Wolfpack Shareholders will exchange their Wolfpack Shares (as defined below) for New Wolfpack Shares (as defined below) and Timberline Shares.

J.
Timberline and Wolfpack intend that the exchange of Timberline Shares for Wolfpack US Shares pursuant to the Plan of Arrangement (the “Share Exchange”) will qualify as a tax-deferred reorganization under Section 368(a) of the Code (as defined below).

K.	Timberline will apply to have the Timberline Shares to be issued pursuant to the Arrangement listed for trading on the NYSE MKT (as defined below) and the TSXV (as defined below).

THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Parties hereto agree each with the other as follows:

1.0           DEFINITIONS

1.1           In this Agreement:

(a)	all capitalized terms which are not otherwise defined in this Agreement shall have the meaning ascribed to them in the Plan of Arrangement;

(b)	“0899267 BC” means 0899267 B.C. Ltd., a company incorporated under the BCBCA;

(c)	“0960926 BC” means 0960926 B.C. Ltd, a company incorporated under the BCBCA;

(d)
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders of a Party, after the date hereof relating to: (a) any acquisition or purchase, direct or indirect, of: (i) the assets of that Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of a Party and its Subsidiaries, taken as a whole, or (ii) 20% or more of any voting or equity securities of that Party or any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of that Party; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Party and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of that Party and its Subsidiaries, taken as a whole; provided however, that with respect to Wolfpack, an “Acquisition Proposal” shall be deemed not to include any transaction limited to those assets and Subsidiaries of Wolfpack that do not include the Wolfpack Subsdiaries, the Wolfpack Gold Properties and related assets;

(e)
“Arrangement” means the arrangement under the provisions of Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Timberline and Wolfpack, each acting reasonably);

(f)	“Authorized Capital Increase” means the amendment to Timberline’s articles of incorporation to increase Timberline’s authorized capital from 100,000,000 to 200,000,000;

(g)	“BCBCA” means the Business Corporations Act, S.B.C. 2002, c. 57, including all regulations made thereunder, as amended;

(h)
“Benefit Plan” means a pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, programme or arrangement, formal or informal, registered, unregistered or supplementary, oral or written, maintained or contributed to, or required to be contributed to, in the case of Timberline, by or on behalf of Timberline or a Subsidiary of Timberline or in respect of which Timberline or a Subsidiary of Timberline has an actual, actuarial or contingent liability and, in the case of Wolfpack, by or on behalf of Wolfpack or a Subsidiary of Wolfpack or in respect of which Wolfpack or a Subsidiary of Wolfpack has an actual, actuarial or contingent liability;

(i)	“Business Day” means a day that is not a Saturday, Sunday or civic or statutory holiday in Vancouver, British Columbia;

(j)	“Canadian Securities Administrators” means, collectively, the securities regulators in each of the provinces of Canada;

(k)
“Canadian Securities Legislation” means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date;

(l)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(m)	“Confidentiality Agreement” means the confidentiality provisions in the letter of intent dated March 14, 2014, as amended April 10, 2014, entered into between Timberline and Wolfpack;

(n)	“Closing” has the meaning ascribed thereto in Section 6.3;

(o)	“Closing Date” has the meaning ascribed thereto in Section 6.3;

(p)	“Court” means the Supreme Court of British Columbia;

(q)	“Effective Date” has the meaning thereto ascribed in the Plan of Arrangement;

(r)	“Effective Time” means 12:01 a.m. (Pacific Time) on the Effective Date, or such other time as agreed to between the Parties;

(s)	“Employee Obligations” has the meaning ascried there to in subsection 4.3(aa);

(t)	“Exchanges” means the TSXV and the NYSE MKT;

(u)	“Final Order” means the final order to be made by the Court approving the Arrangement as provided for in Section 2.2;

(v)
“Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(w)	“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

(x)	“IFRS” means International Financial Reporting Standards;

(y)	“Interim Order” has the meaning ascribed thereto in Section 2.2;

(z)
“Law” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or regulatory authority (including the SEC, NYSE MKT and TSXV), and the term “applicable” with respect to such Law and in the context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(aa)
“Lien” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained title of a conditional vendor, and any easement, servitude, right of way or other encumbrance on title to real or immovable property or personal or movable property;

(bb)
“material fact”, “material change” and “misrepresentation” have the meanings ascribed to them, in the case of Wolfpack, by the Securities Act (British Columbia), and, in the case of Timberline, by U.S. Securities Law;

(cc)	“New Wolfpack Shares” has the meaning ascribed thereto in paragraph 3.02(j) of the Plan of Arrangement;

(dd)	“NYSE MKT” means NYSE MKT LLC;

(ee)	“Owned Real Property” means, with respect to a Party, the real property owned by the Party or its Subsidiaries that is material to the conduct of the business of the Party or its subsidiaries;

(ff)	“Party” means either Timberline or Wolfpack, as the case may be;

(gg)	“Permitted Liens” means, with respect to a Party and its Subsidiaries:

(i)
conflicts and overlaps of unpatented mining claims on fee lands; conflicting unpatented mining claims for which no maps were filed as required by law; the possibility that the boundaries of unpatented mining claims may not be marked on the ground; the possibility that unpatented mining claims may not have been located on open public lands; determinations whether unpatented mining claims should be located in the form of lodes or placers; rights granted to third parties by governmental entities or by statute to use the surface of lands covered by unpatented mining claims; and rights that would have been shown by a careful physical inspection or by an accurate survey of unpatented mining claims;

(ii)	any rights-of-way or other rights granted by Governmental Entities;

(iii)	rights vested in or exercisable by Indigenous peoples including such rights arising out of the designation of lands in the U.S. as Indian Country;

(iv)
inchoate or statutory liens for Taxes not at the time overdue, and inchoate or statutory liens for overdue Taxes the validity of which the Party or its Subsidiaries owing such Taxes is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes and for which the Party or its Subsidiaries has made adequate reserves or provisions in its books in accordance with IFRS or U.S. GAAP, as applicable;

(v)
statutory liens incurred or deposits made in the ordinary course of the business of the Party and its Subsidiaries in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due;

(vi)	security given by the Party or any of its Subsidiaries to a public utility or any Governmental Entity when required in the ordinary course of business of the Party and its subsidiaries;

(vii)
undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the business of the Party and its Subsidiaries, a claim for which has not been filed or registered pursuant to law or of which notice in writing has not been given to the Party or its Subsidiaries;

(xiii)	any reservations or exceptions contained in the original grants from the Crown or government, as applicable, and the paramount title of the government to lands covered by unpatented mining claims;

(ix)
easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof and that they do not in the aggregate materially detract from the value of the Owned Real Property and will not materially and adversely affect the ability of the Party and its subsidiaries to carry on their business as it has been carried on in the past; and

(x)
zoning by laws, ordinances or other restrictions as to the use of real property, and agreements with other Persons registered against title to the Owned Real Property, provided that they do not in the aggregate materially detract from the value of the Owned Real Property and will not materially and adversely affect the ability of the Party and its subsidiaries to carry on their business as it has been carried on in the past;

(hh)
“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(ii)	“Plan of Arrangement” means the plan of arrangement under Section 288 of the BCBCA attached hereto as Schedule A;

(jj)	“Pre-Arrangement Financing” means the equity financing of 6,225,000 Wolfpack Shares to be completed by Wolfpack on or before the Effective Date of $622,500 at a price of $0.10 per Wolfpack Share;

(kk)	‘Pre-Arrangement Financing Loan” has the meaning ascribed thereto in subparagraph 4.3(w)(i);

(ll)	“Pre-Arrangement Transactions” has the meaning ascribed thereto in paragraph 4.3(w);

(mm)
“Real Property Leases” means with respect to a Party the leases, subleases, easements and other agreements under which the Party or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is material to the conduct of the business of the Party or its subsidiaries;

(nn)	“Registrar” means the Registrar of Companies appointed pursuant to the BCBCA;

(oo)	“Reverse Stock Split” means the consolidation of Timberline’s common stock on the basis to be determined by the Timberline Board after completion of the Arrangement;

(pp)	“SEC” means the United States Securities and Exchange Commission;

(qq)	“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.3;

(rr)	“Securities Administrators” means, collectively, the Canadian Securities Administrators and the U.S. Securities Administrators;

(ss)
“Securities Legislation” means the Canadian Securities Legislation, U.S. Securities Law and the published instruments and rules of any Governmental Entity administering those statutes, as well as the rules, regulations, by laws and policies of all applicable Securities Administrators, the TSXV and NYSE MKT;

(tt)	“Share Exchange” has the meaning ascribed thereto in the recitals;

(uu)	“Subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 – Prospectus and Registration Exemptions;

(vv)
“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a third party to a Party or its shareholders in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Wolfpack Shares or Wolfpack US Shares or all of the Timberline Shares, as the case may be, and offering or making available the same consideration in form and amount to all shareholders of the Party to be purchased or otherwise acquired; (ii) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (iii) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the board of directors of such Party, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel); (iv) which is not subject to a due diligence and/or access condition; (v) that did not result from a breach of Section 8.1 or Section 8.2 as the case may be, by the receiving Party or its representatives; (vi) is made available to all Wolfpack Shareholders or Timberline Shareholders, as the case may be, on the same terms and conditions; (vii) in respect of which the board of directors of such Party determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to its shareholders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to its shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by the other Party pursuant to Subsection 8.1(f) or Subsection 8.2(f), as the case may be);

(ww)
“Support Agreements” means the agreements dated as of the date hereof between the relevant  Party and each of the Supporting Shareholders, respectively, pursuant to which the Supporting Shareholders have agreed to support the Arrangement and to vote in favour of the Arrangement;

(xx)	“Supporting Shareholders” means the officers and directors of the relevant Party;

(yy)
“Tax Act” means the Income Tax Act (Canada) R.S.C. 1985, c. 1 (5th Supplement), and the regulations promulgated thereunder, as now in effect and as it may be amended from time to time prior to the Effective Date;

(zz)
“Taxes” includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and Canada and other government pension plan premiums or contributions and all withholdings on amounts paid to or by the relevant Person, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of applicable Laws;

(aaa)
“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by applicable Laws in respect of Taxes;

(bbb)	“Third Party” means any person other than the Parties hereto and their affiliates;

(ccc)	“Third Party Claim” has the meaning ascribed thereto in Section 7.1;

(ddd)	“Timberline Board” means the board of directors of Timberline, as constituted from time-to-time;

(eee)
“Timberline Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Timberline and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Timberline Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global gold mining industry generally; (c) any change in the market prices of gold; (d) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (e) any change in U.S. GAAP occurring after the date hereof; (f) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (g) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (h) any natural disaster; provided, however, that with respect to clauses (b) to (h), such changes do not relate primarily to Timberline and its Subsidiaries, taken as a whole, or does not have a disproportionate effect on Timberline and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the gold mining industry; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Timberline Material Adverse Effect” has occurred;

(fff)	“Timberline Material Subsidiaries” has the meaning ascribed thereto in Subsection 3.1(a);

(ggg)
“Timberline Meeting” means the special meeting of the Timberline Shareholders to be held to consider and, if thought fit, to approve the Arrangement, the Reverse Stock Split, the Authorized Capital Increase and the Timberline Name Change, among other things;

(hhh)
“Timberline Mineral Properties” means the natural or mineral resource or exploration properties of Timberline or its Subsidiaries, and for greater certainty includes any mines or development projects in which Timberline or its Subsidiaries has an interest;

(iii)	“Timberline Name Change” means the proposed change of the corporate name of Timberline to a name to be determined by the Timberline Board;

(jjj)
“Timberline Proxy Statement” means the proxy statement to be filed by Timberline under cover of Schedule 14A under the U.S. Exchange Act with the SEC and sent to Timberline Shareholders in connection with the Timberline Meeting;

(kkk)	“Timberline Public Record” has the meaning ascribed thereto in Subsection 3.1(l);

(lll)	“Timberline Securities” means the Timberline Shares and other securities convertible into Timberline Shares;

(mmm)	“Timberline Shares” means the shares of common stock with par value of US$0.001 in the capital of Timberline;

(nnn)	“Timberline Shareholders” means the holders of Timberline Shares;

(ooo)	“Timberline Termination Fee” has the meaning ascribed thereto in Section 6.6;

(ppp)	“TSXV” means the TSX Venture Exchange;

(qqq)	“U.S. Exchange Act” means Securities Exchange Act of 1934, as amended, of the United States;

(rrr)
“U.S. GAAP” means accounting principles generally accepted in the United States of America from time to time and which meet the standards established by the Public Company Accounting Oversight Board (United States);

(sss)	“U.S. Securities Act” has the meaning ascribed thereto in Section 2.3;

(ttt)	“U.S. Securities Administrators” means, collectively, the SEC and any state securities commission or similar regulatory authority of any state of the United States;

(uuu)
“U.S. Securities Law” means all applicable securities legislation in the United States, including without limitation, the U.S. Securities Act and the U.S. Exchange Act, and the rules and regulations promulgated thereunder, including judicial and administrative interpretations thereof, and the securities laws of the states of the United States;

(vvv)	“Wolfpack Board” means the board of directors of Wolfpack, as constituted from time-to-time;

(www)	“Wolfpack Information Circular” means the information circular to be sent to the Wolfpack Shareholders in connection with the Wolfpack Meeting;

(xxx)	“Wolfpack Gold Properties” means those mineral properties listed in Schedule D hereto and any one of the listed mineral properties is referred to as a “Wolfpack Gold Property”;

(yyy)
“Wolfpack Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Wolfpack and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Wolfpack Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global uranium and gold mining industries generally; (c) any change in the market prices of gold or uranium; (d) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (e) any change in IFRS occurring after the date hereof; (f) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (g) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (h) any natural disaster; provided, however, that with respect to clauses (b) to (h), such changes do not relate primarily to Wolfpack and its Subsidiaries, taken as a whole, or does not have a disproportionate effect on Wolfpack and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the gold and uranium mining industries; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Wolfpack Material Adverse Effect” has occurred;

(zzz)	“Wolfpack Meeting” has the meaning ascribed thereto in the Plan of Arrangement;

(aaaa)	“Wolfpack Options” means options to purchase Wolfpack Shares granted under Wolfpack’s stock option plan;

(bbbb)	“Wolfpack Property Agreements” means those agreements entered into between Wolfpack and certain third parties in respect of certain of the Wolfpack Gold Properties;

(cccc)	“Wolfpack Property Amending Agreements” has the meaning ascribed thereto in Subsection 4.3(bb);

(dddd)	“Wolfpack Public Record” has the meaning ascribed thereto in Subsection 3.2(k);

(eeee)	“Wolfpack Securities” means the Wolfpack Options, Wolfpack Shares and other securities convertible into Wolfpack Shares;

(ffff)	“Wolfpack Shares” means the common shares without par value in the capital of Wolfpack;

(gggg)	“Wolfpack Shareholders” means the holders of Wolfpack Shares;

(hhhh)	“Wolfpack Subsidiaries” means, for the purpose of this Agreement, Wolfpack US, 0960926 BC and 0899267 BC;

(iiii)	“Wolfpack Termination Fee” has the meaning ascribed thereto in Section 6.6;

(jjjj)	“Wolfpack US” means Wolfpack Gold (Nevada) Corp.; and

(kkkk)	“Wolfpack US Shares” means the issued and outstanding shares of common stock of Wolfpack US.

1.2             Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Unless otherwise indicated, all references to an “Article”, “Section” or “Schedule” followed by a number and/or a letter refer to the specified Article or Section of or Schedule to this Agreement.  The terms “this Agreement” and, unless otherwise specified, the terms “hereof”, “herein” and “hereunder” and similar expressions, refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof.

1.3            Number and Gender

In this Agreement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa and words importing gender include all genders.

1.4             Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5             Subsidiaries

Notwithstanding any other provision hereof, to the extent any covenants contained herein relate, directly or indirectly, to a Subsidiary of either Timberline or Wolfpack, each such provision will be construed as a covenant by Timberline or Wolfpack, as the case may be, to cause (to the fullest extent to which it is legally capable) that Subsidiary to perform the required action.

1.6             Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada. References to “US$” are reference to the lawful currency of the United States of America.

1.7             Knowledge

Each reference herein to the knowledge of a Party means, unless otherwise specified, the existing knowledge, after due enquiry, of every vice president or more senior officer of such Party.

1.8             Statutory References

Except as expressly stated otherwise, any reference in this Agreement to a statute includes all rules and regulations made thereunder, all amendments to that statute or the rules and regulations made thereunder in force from time to time, and any statute or rule or regulation that supplements or supersedes that statute or the rules or regulations made thereunder.

1.9             Entire Agreement

This Agreement and the other agreements and documents referred to herein, constitute the entire agreement between the Parties pertaining to the terms of the Arrangement and ancillary arrangements and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the terms of the Arrangement and such arrangements.

1.10           Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement:

(a)
In respect of Timberline and its Subsidiaries shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made hereunder in respect of Timberline shall be made in a manner consistent with U.S. GAAP as historically applied by Timberline; and

(b)
in respect of Wolfpack and its Subsidiaries shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder in respect of Wolfpack shall be made in a manner consistent with IFRS as historically applied by Wolfpack.

1.11   U.S. Tax Treatment of Share Exchange

The Share Exchange is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code.  Each Party hereto agrees to: (i) treat the Share Exchange as a reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes; (ii) treat this Agreement as a “plan of reorganization” within the meaning of the U.S. Treasury Regulations promulgated under Section 368 of the Code; and (iii) not take any position on any U.S. Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Each Party hereto agrees to act in a manner that is consistent with the Parties’ intention that the Share Exchange be treated as a reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes.  Notwithstanding the foregoing, neither Party makes any representation, warranty or covenant to any other Party or to any shareholder or securities holder of a Party, whether the Share Exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code or as a tax-deferred transaction for purposes of any United States state or local income tax law.

1.12           Schedules

The following Schedules are annexed to this Agreement, and are hereby incorporated by reference to this Agreement and form a part hereof:

Schedule A	–	Plan of Arrangement
Schedule B	–	Outstanding Wolfpack Securities
Schedule C	–	Outstanding Timberline Securities
Schedule D	–	Wolfpack Gold Properties

2.0           ARRANGEMENT

2.1           The Arrangement

The Parties agree to carry out the Arrangement on the terms set out in the Plan of Arrangement. From and after the Effective Date, the Plan of Arrangement will have all of the effects provided therein and by applicable Laws, including the BCBCA.

2.2           Court Proceedings

Wolfpack shall, as soon as reasonably practicable, apply to the Court pursuant to Section 288 of the BCBCA for the interim order of the Court (the “Interim Order”) providing for, among other things, the calling and holding of the Wolfpack Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement, and for the form of approval by Wolfpack Shareholders of the Arrangement.  If the approval of the Arrangement as set forth in the Interim Order is obtained, Wolfpack shall take the necessary steps to submit the Arrangement to the Court and apply for the final order (the “Final Order”) in such fashion as the Court may direct and, as soon as practicable thereafter, and subject to satisfaction or waiver of any other conditions provided for in this Agreement, Wolfpack shall file with the Registrar, pursuant to Section 292 of the BCBCA, a certified copy of the Final Order and all other necessary documents to give effect to the Arrangement.

2.3           The Parties agree that the Arrangement will be carried out with the intention that all Timberline Shares and New Wolfpack Shares issued on completion of the Arrangement to Wolfpack Shareholders will be issued in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), provided by Section 3(a)(10) of the U.S.

Securities Act (the “Section 3(a)(10) Exemption”).  In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Wolfpack Shareholders subject to the Arrangement;

(d)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Wolfpack Shareholders;

(e)
Wolfpack will ensure that each Wolfpack Shareholder entitled to receive Timberline Shares and New Wolfpack Shares on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)
the Wolfpack Shareholders will be advised that the Timberline Shares and New Wolfpack Shares issued in the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and may be subject to restrictions on resale under the applicable Securities Legislation of the United States, including, as applicable, Rule 144 under the U.S. Securities Act with respect to affiliates of Timberline and Wolfpack;

(g)
the Interim Order approving the Wolfpack Meeting will specify that each Wolfpack Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as the Wolfpack Shareholder enters an appearance within a reasonable time; and

(h)	the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the exchange of Wolfpack Shares for securities of Timberline and Wolfpack by Wolfpack Shareholders, pursuant to the Plan of Arrangement.”

3.0           REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Timberline

3.1           As at the date of this Agreement and as at the Closing Date, Timberline represents and warrants to Wolfpack, and acknowledges that Wolfpack is relying thereon, that:

(a)
Timberline’s only material subsidiaries are Staccato Gold Resources Ltd. and BH Minerals USA Inc. (collectively, the “Timberline Material Subsidiaries”), all of which are directly or indirectly 100% owned by Timberline, and other than the operating agreement with Highland Mining, LLC in respect of the Butte Highlands joint venture, Timberline does not at present own shares in and is not a party to any agreement of any nature to acquire any shares in any other corporation or entity which is material to its business and operations, other than pursuant to this Agreement and is not a party to any agreement to acquire or lease any other business operations;

(b)
each of Timberline and the Timberline Material Subsidiaries, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, continuance or amalgamation and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification would not in the aggregate have a Timberline Material Adverse Effect);

(c)	Timberline has the corporate power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to carry out its respective obligations hereunder;

(d)	as of the date hereof:

(i)
the authorized capital of Timberline consists of 100,000,000 Timberline Shares and 10,000,000 shares of preferred stock with par value of US$0.01 of which a total of 74,868,938 Timberline Shares and nil shares of preferred stock were issued and outstanding as of May 6, 2014; and

(ii)
other than as set forth in Schedule C hereto, Timberline has no other Timberline Securities issued or outstanding which entitle the holder to purchase any other Timberline Securities up to the Effective Date of the Arrangement;

(e)
the Timberline Shares issuable pursuant to the Arrangement will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable shares of common stock of Timberline and will form part of a class of shares of common stock that is listed and posted for trading on NYSE MKT;

(f)
neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the Reverse Stock Split or Authorized Capital Increase, will conflict with, result in a breach or default of, accelerate the performance required by any agreement to which Timberline or any of the Timberline Material Subsidiaries is a party, or create a state of facts, which after notice or lapse of time or both, will result in a breach by Timberline or any of the Timberline Material Subsidiaries of (i) any Law applicable to Timberline or the Timberline Material Subsidiaries, subject to obtaining necessary shareholder and regulatory approvals; (ii) the constating documents, articles or resolutions of the directors or shareholders of Timberline or any of the Timberline Material Subsidiaries which are in effect at the date hereof, subject to obtaining any necessary shareholder approvals; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which Timberline or the Timberline Material Subsidiaries is a party, except such as would not result in a Timberline Material Adverse Effect; or (iv) any judgment, decree or order binding Timberline or the Timberline Material Subsidiaries or the property or assets of Timberline or the Timberline Material Subsidiaries;

(g)
there are no agreements, covenants, undertakings or other commitments of Timberline or the Timberline Material Subsidiaries, including partnerships or joint ventures of which Timberline or the Timberline Material Subsidiaries is a partner or member, under which the consummation of the Arrangement would:

(i)
have the effect of imposing restrictions or obligations on Timberline or the Timberline Material Subsidiaries materially greater than those imposed upon Timberline or the Timberline Material Subsidiaries or any such partnership or joint venture at the date hereof; or

(ii)
give a third party a right to terminate any material agreement to which Timberline or the Timberline Material Subsidiaries or any such partnership or joint venture is a party or to purchase any of their respective assets; or

(iii)
impose material restrictions on the ability of Timberline or the Timberline Material Subsidiaries to carry on any business which they might choose to carry on within any geographical area, to acquire property or dispose of their property and assets in their entirety or to change their corporate status; or

(iv)
impose material restrictions on the ability of Timberline or the Timberline Material Subsidiaries to pay any dividends or make other distributions to their shareholders or to borrow money and to mortgage and pledge their property as security therefor;

(h)
there are no actions, suits or proceedings, pending or, to the knowledge of Timberline, threatened against or affecting Timberline or the Timberline Material Subsidiaries, or any of their principals, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and Timberline is not  aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success against Timberline or the Timberline Material Subsidiaries, except where such would not result in a Timberline Material Adverse Effect;

(i)
this Agreement has been duly authorized, executed and delivered by Timberline and constitutes a legal, valid and binding obligation, enforceable against Timberline in accordance with its terms subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and to general principles of equity;

(j)
the latest audited financial statements of Timberline for the fiscal years ended September 30, 2013 and 2012 to be disclosed in the Timberline Proxy Statement and Wolfpack Information Circular are true and correct in every material respect, and have been prepared in accordance with US GAAP and fairly reflect the consolidated financial position of Timberline as at the date of such financial statements and the results of its operations for the period then ended;

(k)
the unaudited financial statements of Timberline for the interim period ended December 31, 2013 to be disclosed in the Timberline Proxy Statement and Wolfpack Information Circular are true and correct in every material respect, and have been prepared in accordance with US GAAP and fairly reflect the consolidated financial position of Timberline as at the date of such financial statements and the results of its operations for the period then ended;

(l)
Timberline has filed with all applicable Securities Administrators and the Exchanges all material information and documents required to be filed with such authorities under the requirements of applicable Securities Legislation and rules of the Exchanges (the “Timberline Public Record”) and the statements set forth in the Timberline Public Record are true, correct and complete and do not contain any misrepresentation as of the dates on which they were made under the circumstances in which they were made;

(m)
Timberline is a “reporting issuer” within the meaning of the Securities Legislation of British Columbia and Alberta, is not on a list of defaulting issuers maintained by the securities commissions in these jurisdictions and no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of Timberline which is currently outstanding;

(n)
except as disclosed in the Timberline Public Record, the Timberline Shares are listed on NYSE MKT and TSXV and Timberline is in compliance with all rules, regulations and policies of the NYSE MKT and TSXV in all material respects;

(o)
Timberline is not in default of any requirement of any applicable Laws or Governmental Authority having jurisdiction over any securities of Timberline, except where such would not result in a Timberline Material Adverse Effect;

(p)
the description of the business of Timberline, its financial condition, assets and properties to be provided to Wolfpack for inclusion in the Wolfpack Information Circular will not contain any misrepresentation and will contain all information required by all applicable Laws;

(q)
there are no known or anticipated material liabilities of Timberline or the Timberline Material Subsidiaries of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Timberline is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in paragraphs (j) and (k) of this Section 3.1, the Timberline Public Record, or to be reflected in the Timberline Proxy Statement and Wolfpack Information Circular or incurred in the ordinary course of business;

(r)
the corporate records and minute books of Timberline or the Timberline Material Subsidiaries as required to be maintained by them under the Laws of their respective jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors, any committees of the board of directors and shareholders held and all resolutions consented to in writing;

(s)
other than as disclosed in the Timberline Public Record and except where such would not result in a Timberline Material Adverse Effect: (i) each of Timberline and the Timberline Material Subsidiaries owns good and marketable title to its property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising; and (ii) all agreements by which Timberline and the Timberline Material Subsidiaries hold an interest in a property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable Laws of the jurisdictions in which they are situated and all filings and work commitments required to maintain the properties are in good standing, have been properly recorded and filed in a timely manner with the appropriate regulatory body and there are no mortgages, charges, encumbrances or any other interests in or on such properties,;

(t)
each of Timberline and the Timberline Material Subsidiaries has duly filed on a timely basis all Tax Returns required to be filed by it and has paid or withheld and remitted, as applicable, all Taxes which are due and payable or required to be withheld or remitted, and has paid all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, by Timberline or any Timberline Material Subsidiary; there are no actions, suits, proceedings, investigations or claims commenced or to the knowledge of Timberline, threatened or contemplated against Timberline or any Timberline Material Subsidiary in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity; Timberline is a “United States real property holding corporation” as defined under Section 897(c)(2) of the Code;

(u)	there are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to Timberline or any Timberline Material Subsidiary;

(v)	no Tax liens have been filed against Timberline or any Timberline Material Subsidiary, except for Taxes not yet due;

(w)	no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Timberline or any Timberline Material Subsidiary by any Governmental Entity;

(x)
no claim has been made in writing within the last three years by any Governmental Entity in a jurisdiction in which Timberline or any Timberline Material Subsidiary does not file Tax Returns that Timberline or any Timberline Material Subsidiary is or may be subject to taxation by that jurisdiction;

(y)
neither Timberline nor any Timberline Material Subsidiary is or has not been a member of any “affiliated group” within the meaning of Code Section 1504(a) or any similar group under a similar provision of state, local or non-U.S. law other than the affiliated group for which Timberline is the common parent;

(z)
neither Timberline nor any Timberline Material Subsidiary has has ever engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law;

(aa)
Timberline and each Timberline Material Subsidiary has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(bb)
neither Timberline nor any Timberline Material Subsidiary has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, provincial, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any material Taxes of any Person other than Timberline or any Timberline Material Subsidiary;

(cc)
neither Timberline nor any Timberline Material Subsidiary is  a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement other than an agreement solely among Timberline and a Timberline Material Subsidiary;

(dd)
neither Timberline nor any Timberline Material Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Timberline or any Timberline Material Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, as to which the issuance of Timberline shares to Wolfpack will result in a disqualified distribution  within the meaning of Section 355(d)(2) of the Code;

(ee)	neither Timberline nor any Timberline Material Subsidiary will incur any Tax as a result of or with respect to the Plan of Arrangement;

(ff)
on the Effective Date, neither Timberline nor any Timberline Material Subsidiary shall have any Tax obligations or liabilities except for ordinary business Taxes such as franchise taxes, property taxes and payroll taxes;

(gg)
each of Timberline and the Timberline Material Subsidiaries is in compliance in all respects with each license and permit held by it and is not in any respect in violation of, or default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, Environmental Laws) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except in all cases above where such would not result in a Timberline Material Adverse Effect;

(hh)
except where such would not result in a Timberline Material Adverse Effect, each of Timberline and the Timberline Material Subsidiaries: (i) is in compliance with any and all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; (iii) is in compliance with all terms and conditions of each such permit, license or approval; (iv) confirms that there have been no past, and, to the knowledge of Timberline, there are no pending or threatened claims, complaints, notices or requests for information received by Timberline or the Timberline Material Subsidiaries with respect to any alleged material violation of any Environmental Law; and (v) confirms that no conditions exist at, on or under any property now or previously owned, leased or occupied by Timberline or the Timberline Material Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law;

(ii)
except where such would not result in a Timberline Material Adverse Effect, neither Timberline or the Timberline Material Subsidiaries, nor to Timberline’s knowledge, any other person, has ever caused or permitted hazardous or toxic waste to be placed, held, located or disposed of on, under or at any lands or premises owned, leased or occupied by Timberline or the Timberline Material Subsidiaries otherwise than in compliance with applicable Environmental Laws and no notice has been received by Timberline of any action or potential liability in respect thereof and, to the knowledge of Timberline, no civil, criminal or enforcement actions or complaints in respect thereof are threatened, pending or have been commenced against Timberline or the Timberline Material Subsidiaries;

(jj)	except as may be required in the ordinary course of business, there are no environmental audits, evaluations, assessments, studies or tests that were commissioned by Timberline respecting the business, operations, properties or facilities of Timberline or the Timberline Material Subsidiaries;

(kk)
there is no agreement, judgment, injunction, order or decree binding upon Timberline or any of the Timberline Material Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Timberline or the Timberline Material Subsidiaries, any acquisition of property by Timberline or the Timberline Material Subsidiaries or the conduct of business by Timberline or the Timberline Material Subsidiaries as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Timberline Material Adverse Effect on Timberline;

(ll)	the Timberline Board has:

(i)	determined unanimously that, as of the date of this Agreement, the Arrangement is fair to the Timberline Shareholders and is in the best interests of Timberline;

(ii)
received an opinion from Bruce McKnight Minerals Advisor Services and Ross Glanville & Associates Ltd., that as of the date of this Agreement, the consideration to be paid under the Arrangement is fair, from a financial point of view, to Timberline and the Timberline Shareholders; and

(iii)	determined unanimously, as of the date of this Agreement, to recommend that the Timberline Shareholders vote in favour of the transactions contemplated by this Agreement;

(mm)
management of Timberline has established and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by Timberline in its annual filings, interim filings or other reports filed, furnished or submitted by it under applicable Securities Legislation is recorded, processed, summarized and reported within the time periods specified in such legislation, laws, rules and forms. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Timberline in its annual filings, interim filings or other reports filed, furnished or submitted under applicable Securities Legislation is accumulated and communicated to Timberline’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;

(nn)
except as disclosed in the Timberline Public Record, (i) Timberline maintains internal control over financial reporting (as defined in Rule 13a-15 under the U.S. Exchange Act, (ii) such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Timberline, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Timberline are being made only in accordance with authorizations of management and directors of Timberline, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Timberline’s assets that could have a material effect on its financial statements and (iii) Timberline has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Timberline’s auditors and the audit committee of Timberline’s board of directors (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Timberline’s ability to record, process, summarize and report financial information and has identified for Timberline’s auditors and Timberline’s board of directors any material weaknesses in internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Timberline’s internal control over financial reporting;

(oo)
Timberline does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the balance sheet of Timberline as of September 30, 2013 (or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2013, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Timberline (other than those disclosed on the Timberline balance sheet and/or the notes to the Timberline financial statements), which have, or would reasonably be expected to have, a Timberline Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Timberline Material Adverse Effect.  Without limiting the foregoing, the Timberline balance sheet reflects reasonable reserves in accordance with U.S. GAAP for contingent liabilities of Timberline;

(pp)
the books, records and accounts of Timberline and the Timberline Material Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Timberline and the Timberline Material Subsidiaries and (iii) accurately and fairly reflect the basis for the Timberline financial statement in paragraphs (j) and (k) of this Section 3.1 ;

(qq)	except for:

(i)	the transaction contemplated hereby, or

(ii)	any change, condition, event or circumstance disclosed in the Timberline Public Documents,

Timberline has not been subject to any Timberline Material Adverse Change since September 30, 2013, and since such date, there has not been any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business, assets, rights or capacity of Timberline or the Timberline Material Subsidiaries to conduct its respective business, such business having been conducted in the ordinary course;

(rr)
all material contracts and agreements of Timberline and the Timberline Material Subsidiaries have been disclosed in Timberline’s Public Documents and true and correct copies of each or in the case of oral contracts, summaries of the material terms thereof) have been provided to Wolfpack.  Timberline and the Timberline Material Subsidiaries are in compliance in all material respects with all material contracts, agreements, indentures, leases, policies, instruments and licences in connection with the conduct of their respective businesses and all such material contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms (subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought) and in full force and effect, and no breach or default by Timberline or the Timberline Material Subsidiaries or event which, with notice or lapse of time or both, could constitute a material breach or material default by Timberline or the Timberline Material Subsidiaries, exists with respect thereto;

(ss)
Timberline maintains, for itself and the Timberline Material Subsidiaries, policies of insurance in force as at the date hereof that adequately cover all those risks reasonably and prudently foreseeable in the current operation and conduct of their respective businesses which, having regard to customary practice in the industry, the nature of such risk and the relative costs of obtaining insurance, it is reasonable to seek rather than to provide for self-insurance, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default in any material respect, except where the failure to obtain such insurance coverage would not reasonably be expected to have a Timberline Material Adverse Effect;

(tt)	Benefit Plans

(i)	Timberline has provided to Wolfpack copies of all Benefit Plans of Timberline and the Timberline Material Subsidiaries;

(ii)
Timberline and the Timberline Material Subsidiaries have complied, in all material respects, with all of the terms of their respective Benefit Plans, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each Benefit Plan, whether written or oral, which are maintained by or binding upon Timberline or the Timberline Material Subsidiaries.  All such Benefit Plans have been administered in accordance with the documents governing the Benefit Plans and all reports and filings with Governmental Entities required in connection with each Benefit Plan have been timely made;

(iii)
all Benefit Plans of Timberline and the Timberline Material Subsidiaries are fully funded and in good standing with such Governmental Entities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Timberline or the Timberline Material Subsidiaries from any such Governmental Entities.  No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in, or could reasonably be expected to result in, any Benefit Plan of Timberline or the Timberline Material Subsidiaries, being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority;

(uu)	Employment Matters

(i)	none of Timberline or the Timberline Material Subsidiaries:

(A)
is a party to any collective bargaining agreement or letter of understanding, letter of intent or other written communication with any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent which may qualify as a trade union, which would apply to any employees of Timberline or the Timberline Material Subsidiaries, nor has any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent applied or threatened to apply for certification as bargaining agent for the employees of Timberline or the Timberline Material Subsidiaries, nor is there a threatened or apparent union-organizing campaign for employees not covered under a collective bargaining agreement; or

(B)	subject to any current, pending or threatened strike or lockout;

(ii)
Timberline or the Timberline Material Subsidiaries have been and are being operated in compliance in all material respects with all applicable Laws relating to employees including, but not limited to, employment and labour standards, labour risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, pay practices, workers’ compensation, equal employment opportunity, human rights and labour relations and there are no current, pending or, to Timberline’s knowledge, threatened, complaints, charges, orders and its investigations, prosecutions, litigation, proceedings or claims against Timberline or the Timberline Material Subsidiaries before any federal, state, municipal or other Governmental Entity, commission, board, bureau, agency or arbitrator, arbitration tribunal or instrumentality, whether domestic or foreign based on, arising out of, in connection with, or otherwise relating to unfair labour practices, the employment application for employment of or termination of employment of any individual by Timberline or the Timberline Material Subsidiaries respecting employment or labour standards, including but not limited to applicable employment equity, pay equity, labour relations, workers’ compensation or workplace safety and insurance, occupational health and safety, privacy, wrongful dismissal or human rights Laws;

(iii)
there are no material notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment or any other communications related thereto which Timberline or the Timberline Material Subsidiaries has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the business is carried on which are unpaid on the date hereof or which will be unpaid at the Effective Date and there are no facts or circumstances which may result in a material increase in liability from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Effective Date. The accident cost experience of Timberline or the Timberline Material Subsidiaries is such that there are no such material pending or possible assessments and there are no claims or potential claims which may materially affect the accident cost experience of Timberline or the Timberline Material Subsidiaries;

(iv)
to the knowledge of Timberline, without investigation, no employee of Timberline or the Timberline Material Subsidiaries is bound by any non-compete agreement or other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Timberline or the Timberline Material Subsidiaries;

(vv)	Mineral Properties

(i)
the disclosure made in Timberline’s Public Documents (including without limitation technical reports) concerning Timberline’s Mineral Properties is complete and accurate in all material respects and all known facts of a scientific or technical nature are fully and accurately disclosed in Timberline’s most recent public technical report, related to such Timberline Mineral Properties, and nothing has come to the attention of Timberline to indicate that any of the foregoing statements are or may be inaccurate in any material respect;

(ii)
Timberline has provided to Wolfpack all material information regarding all Timberline Mineral Properties owned, leased, or otherwise held by Timberline or the Timberline Material Subsidiaries that are material to the conduct of the business of Timberline or the Timberline Material Subsidiaries, and all such information as made available to Wolfpack is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading;

(iii)
except as disclosed in Timberline’s Public Documents, any and all of the agreements and other documents and instruments pursuant to which Timberline or the Timberline Material Subsidiaries hold the Timberline Mineral Properties and/or their interests and rights therein (including any interest in, or right to earn an interest in, any of the Timberline Mineral Properties) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof and neither Timberline or the Timberline Material Subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged.  All leases, licences and claims pursuant to which Timberline or the Timberline Material Subsidiaries hold the Timberline Mineral Properties and/or their interests and rights therein are in good standing in all material respects and neither Timberline or the Timberline Material Subsidiaries is in default of any of the material provisions of any such leases, licences and claims nor has any such default been alleged;

(iv)	other than as disclosed in Timberline’s Public Record:

(A)
all interests and rights in the Timberline Mineral Properties are (i) owned or held by Timberline or the Timberline Material Subsidiaries as owner thereof with good and marketable title, (ii) in good standing, valid, subsisting and enforceable under the applicable Laws of the jurisdictions in which the Timberline Mineral Properties are located, (iii) sufficient to permit Timberline or the Timberline Material Subsidiaries to carry on the business currently carried on by them with respect to the Timberline Mineral Properties, and (iv) free and clear of any title defects or Liens, other than Permitted Liens;

(B)	none of the Timberline Mineral Properties or any mineral rights therein is subject to any option, pre-emption right, right of first refusal or purchase, or acquisition right;

(C)	no royalty or other payment is payable in respect of any of the Timberline Mineral Properties and all work required to be performed in connection therewith has been performed;

(D)
there are no restrictions on the ability of Timberline or its Subsidiaries to use, transfer or otherwise exploit any of their interests and rights in the Timberline Mineral Properties, and Timberline does not know of any claim or basis for any claim that may adversely affect such rights or interests; and

(E)
Timberline has no knowledge of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit their interests and rights in the Timberline Mineral Properties;

(v)
Timberline or the Timberline Material Subsidiaries have all surface rights, access rights and other property rights and interests relating to the Timberline Mineral Properties necessary to permit Timberline or the Timberline Material Subsidiaries to carry on the business currently carried on by them with respect to the Timberline Mineral Properties, and no other property rights are necessary for the conduct of Timberline’s or the Timberline Material Subsidiaries’ business;

(ww)	Real Property

(i)
Timberline has provided to Wolfpack all material information regarding all Owned Real Property of Timberline and its Subsidiaries and all such information as made available to Wolfpack is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.  Each of Timberline or the Timberline Material Subsidiaries has good and marketable title to all of its Owned Real Property, free and clear of all Liens, other than Permitted Liens;

(ii)
Timberline has provided to Wolfpack all material information regarding all Real Property Leases of Timberline and its Subsidiaries.  Each such Real Property Lease constitutes is valid and legally binding on the parties thereto, and is in full force and effect. All rents and other sums and charges payable by Timberline and the Timberline Material Subsidiaries as tenants under such Real Property Leases are current and no termination event or condition or uncured default on the part of Timberline or the Timberline Material Subsidiaries or, to Timberline’s knowledge, the landlord, exists under any such Real Property Lease.  Timberline and the Timberline Material Subsidiaries have a good and valid interest in each parcel of such leased real property, free and clear of all Liens, other than Permitted Liens;

(xx)
all real and tangible personal property of Timberline and the Timberline Material Subsidiaries necessary for the conduct of the business currently carried on by Timberline and the Timberline Material Subsidiaries is in good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition does not, and could not be reasonably expected to have, a Timberline Material Adverse Effect;

(yy)
except for the engagement agreement with Bruce McKnight Minerals Advisor Services and Ross Glanville & Associates Ltd., Timberline has not entered into any agreement that would entitle any Person to any valid claim against Timberline for a broker’s commission, finder’s fee, expense reimbursement or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement;

(zz)
there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Timberline threatened against Timberline or any of the Timberline Material Subsidiaries before any Governmental Entity;

(aaa)
there are reasonable grounds for believing that (i) Timberline is able to pay its liabilities as they become due, (ii) the realizable value of the assets of Timberline are not less than the aggregate of the liabilities thereof and the stated capital of all classes of shares thereof, and (iii) no creditor of Timberline will be prejudiced by the Arrangement;

(bbb)
there are reasonable grounds for believing that (i) Timberline is able to pay its liabilities as they become due, (ii) the realizable value of the assets of Timberline are not less than the no shareholder rights plan is in force in respect of Timberline;

(ccc)
the auditors of Timberline are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of Timberline;

(ddd)
none of Timberline or the Timberline Material Subsidiaries own or license any patents, patent rights, trademarks, trade names, service marks, copyrights, know how or other proprietary intellectual property rights that are material to the conduct of the business of Timberline or the Timberline Material Subsidiaries and, with respect to its mineral property databases, Timberline or the relevant Timberline Material Subsidiary holds all such rights as are necessary to enable it to continue to use these databases, consistent with their past use or in the ordinary course of its business;

(eee)
none of Timberline or the Timberline Material Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of Timberline or the Timberline Material Subsidiaries are conducted, (ii) limit any business practice of Timberline or the Timberline Material Subsidiaries in any material respect, or (iii) restrict any acquisition or disposition of any property by Timberline or the Timberline Material Subsidiaries in any material respect;

(fff)
no order (or the equivalent) ceasing or suspending the trading of its securities or prohibiting the sale of securities by Timberline or the Timberline Material Subsidiaries has been issued and is in force as of the date hereof and, to the knowledge of Timberline, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

(ggg)	none of Timberline or the Timberline Material Subsidiaries is indebted to any of its directors or officers or any of their associates, to Timberline’s knowledge, to any Timberline securityholder;

(hhh)
none of the directors or officers of Timberline or any of their associates or, to Timberline’s knowledge, Timberline securityholders is indebted or under obligation to Timberline or to any of its Subsidiaries on any account whatsoever;

(iii)
the Timberline Shares to be issued pursuant to the Arrangement will be duly and validly issued by Timberline on the date on which such shares are to be issued, and will, upon such issuance pursuant to the terms of this Agreement, be issued as fully paid and non-assessable shares;

(jjj)
none of Timberline, the Timberline Material Subsidiaries or, to Timberline’s knowledge, any directors or officers, agents or employees of Timberline or the Timberline Material Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) has taken, committed to take or been alleged to have taken any action which would cause Timberline or its affiliates to be in violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of another jurisdiction, and to the knowledge of Timberline, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Timberline or its affiliates; or (iii) made any payment in the nature of criminal bribery;

(kkk)
all written information, data and materials made available by Timberline to Wolfpack in connection with the transactions contemplated by this Agreement is true, complete and correct in all material respects as at the respective dates of which it was prepared; and

(lll)
none of the representations, warranties or statements of fact made in this Section contain any untrue statement of a material fact or omit to state any material fact necessary to make any such warranty or representation not misleading.

Representations and Warranties of Wolfpack

3.2           As at the date of this Agreement and as at the Closing Date, Wolfpack represents and warrants to Timberline, and acknowledges that Timberline is relying thereon, that:

(a)
the Wolfpack Subsidiaries are directly or indirectly 100% owned by Wolfpack, and except as disclosed in the Wolfpack Public Record, Wolfpack does not at present own shares in and is not a party to any agreement of any nature to acquire any shares in any other corporation or entity which is material to its business and operations, other than pursuant to this Agreement;

(b)
each of Wolfpack and the Wolfpack Subsidiaries is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of amalgamation or incorporation, as applicable, and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification would not in the aggregate have a Wolfpack Material Adverse Effect);

(c)	Wolfpack has the corporate power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to carry out its obligations hereunder;

(d)
neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with, result in a breach or default of, accelerate the performance required by any agreement to which Wolfpack or the Wolfpack Subsidiaries is a party or create a state of facts, which after notice or lapse of time or both, will result in a breach by Wolfpack or the Wolfpack Subsidiaries of (i) any Law applicable to Wolfpack or the Wolfpack Subsidiaries; (ii) the constating documents, by-laws or resolutions of the directors or shareholders of Wolfpack or the Wolfpack Subsidiaries which are in effect at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which Wolfpack or the Wolfpack Subsidiaries is a party, except as such would not result in a Wolfpack Material Adverse Effect; or (iv) any judgment, decree or order binding Wolfpack or the Wolfpack Subsidiaries or the property or assets of Wolfpack or the Wolfpack Subsidiaries;

(e)	as of the date hereof:

(i)
the authorized capital of Wolfpack consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, of which a total of 49,897,750 common shares and nil preferred shares were issued and outstanding as of May 6, 2014; and

(ii)
other than as set forth in Schedule B hereto, Wolfpack has no unexercised Wolfpack Options and no other Wolfpack Securities issued or outstanding which entitle the holder to purchase any other Wolfpack Securities up to the Effective Date of the Arrangement;

(f)
there are no agreements, covenants, undertakings or other commitments of Wolfpack or the Wolfpack Subsidiaries, including partnerships or joint ventures of which Wolfpack or the Wolfpack Subsidiaries is a partner or member, under which the consummation of the Arrangement would:

(i)
have the effect of imposing restrictions or obligations on Wolfpack or the Wolfpack Subsidiaries materially greater than those imposed upon Wolfpack or the Wolfpack Subsidiaries or any such partnership or joint venture at the date hereof; or

(ii)
give a third party a right to terminate any material agreement to which Wolfpack or the Wolfpack Subsidiaries or any such partnership or joint venture is a party or to purchase any of their respective assets; or

(iii)
impose material restrictions on the ability of Wolfpack or the Wolfpack Subsidiaries to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status; or

(iv)
impose material restrictions on the ability of Wolfpack or the Wolfpack Subsidiaries to pay any dividends or make other distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor;

(g)
there are no actions, suits or proceedings, pending or, to the knowledge of Wolfpack, threatened against or affecting Wolfpack or the Wolfpack Subsidiaries or any of its principals, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and Wolfpack is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success against Wolfpack or the Wolfpack Subsidiaries, except where such would not result in a Wolfpack Material Adverse Effect;

(h)
this Agreement has been duly authorized, executed and delivered by Wolfpack and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and to general principles of equity;

(i)
Wolfpack is a “reporting issuer” within the meaning of the Securities Legislation of British Columbia, Alberta and Ontario, has no reporting requirements under any other jurisdiction, is not on a list of defaulting issuers maintained by the securities commissions in these jurisdictions and no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of Wolfpack which is currently outstanding;

(j)
the latest audited financial statements of Wolfpack for the year ended December 31, 2013 are true and correct in every material respect, and have been prepared on a consolidated basis in accordance with IFRS and fairly reflect the consolidated financial position of Wolfpack as at the date of such financial statements and the results of its operations for the period then ended;

(k)
Wolfpack has filed with all applicable Securities Administrators (including exchanges and markets) all material information and documents required to be filed with such authorities under the Securities Legislation in the jurisdictions in which it is a reporting issuer (the “Wolfpack Public Record”) and the statements set forth in the Wolfpack Public Record are true, correct and complete and do not contain any misrepresentation as of the dates on which they were made under the circumstances in which they were made and Wolfpack has not filed any confidential material change reports which currently remain confidential or similar reports;

(l)	the Wolfpack Shares trade on the TSXV and Wolfpack is in compliance with all rules, regulations and policies of the TSXV in all material respects;

(m)
Wolfpack is not in default in any material respect of any requirement of any applicable Laws or Governmental Authority having jurisdiction over any securities of Wolfpack, except where such would not result in a Wolfpack Material Adverse Effect;

(n)
the description of the business of Wolfpack, its financial condition, assets and properties in the Wolfpack Information Circular and to be provided to Timberline for inclusion in the Timberline Proxy Statement will not contain any misrepresentation and will contain all information required by all applicable Law and the rules of the TSXV;

(o)
there are no known or anticipated material liabilities of Wolfpack or the Wolfpack Subsidiaries of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Wolfpack is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in paragraphs (j) and (k) of this Section 3.2, the Wolfpack Public Record, or to be reflected in the Wolfpack Information Circular, Timberline Proxy Statement or incurred in the ordinary course of business;

(p)
the corporate records and minute books of Wolfpack or the Wolfpack Subsidiaries as required to be maintained by them under the Laws of their respective jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors, any committees of the board of directors and shareholders held and all resolutions consented to in writing;

(q)
each of Wolfpack and the Wolfpack Subsidiaries owns good and marketable title to its property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a Wolfpack Material Adverse Effect on the property or assets of Wolfpack or the Wolfpack Subsidiaries except as disclosed in the Wolfpack Information Circular and the Timberline Proxy Statement and all agreements by which Wolfpack and the Wolfpack Subsidiaries hold an interest in a property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable Laws of the jurisdictions in which they are situated and all filings and work commitments required to maintain the properties are in good standing, have been properly recorded and filed in a timely manner with the appropriate regulatory body and there are no mortgages, charges, encumbrances or any other interests in or on such properties other than as disclosed in the Wolfpack Public Record;

(r)
each of Wolfpack and the Wolfpack Subsidiaries has duly filed on a timely basis all Tax Returns required to be filed by it and has paid or withheld all Taxes which are due and payable or required to be withheld or remitted, and has paid all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, by any of them; there are no actions, suits, proceedings, investigations, audits, examinations or claims commenced or to the knowledge of Wolfpack, threatened or contemplated against any of them in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity;

(s)	there are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to Wolfpack US;

(t)	no Tax liens have been filed against Wolfpack US, except for Taxes not yet due;

(u)	no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Wolfpack US by any Governmental Entity;

(v)
no claim has been made in writing within the last three years by any Governmental Entity in a jurisdiction in which Wolfpack US does not file Tax Returns that Wolfpack US is or may be subject to taxation by that jurisdiction;

(w)	Wolfpack US is not and has not been a member of any “affiliated group” within the meaning of Code Section 1504(a) or any similar group under a similar provision of state, local or non-U.S. law;

(x)
Wolfpack US will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, or (vi) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law);

(y)	Wolfpack US has never engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law;

(z)
Wolfpack US has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(aa)
Wolfpack US (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States federal income Tax purposes, (ii) has not made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is not or has never been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not or has never been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(bb)
Wolfpack US does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, provincial, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any material Taxes of any Person;

(cc)	Wolfpack US is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement;

(dd)
Wolfpack US has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Wolfpack US been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;

(ee)	Wolfpack US will not incur any Tax as a result of or with respect to the Pre-Arrangement Transactions and the Plan of Arrangement;

(ff)	on the Effective Date, Wolfpack US shall not have any Tax obligations or liabilities;

(gg)	Wolfpack US is a “United States real property holding corporation” as defined under Section 897(c)(2) of the Code;

(hh)
each of Wolfpack and the Wolfpack Subsidiaries is in compliance in all respects with each license and permit held by it and is not in any respect in violation of, or default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, Environmental Laws) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except in all cases above where such would not result in a Wolfpack Material Adverse Effect;

(ii)
except where such would not result in a Wolfpack Material Adverse Effect, each of Wolfpack and the Wolfpack Subsidiaries: (i) is in compliance with any and all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; (iii) is in compliance with all terms and conditions of each such permit, license or approval; (iv) confirms that there have been no past, and, to the knowledge of Wolfpack, there are no pending or threatened claims, complaints, notices or requests for information received by Wolfpack or Wolfpack Subsidiary with respect to any alleged material violation of any Environmental Law; and (v) confirms that no conditions exist at, on or under any property now or previously owned, leased or occupied by Wolfpack or the Wolfpack Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law;

(jj)
except where such would not result in a Wolfpack Material Adverse Effect, neither Wolfpack nor the Wolfpack Subsidiaries, nor to Wolfpack’s knowledge, any other person, has ever caused or permitted hazardous or toxic waste to be placed, held, located or disposed of on, under or at any lands or premises owned, leased or occupied by Wolfpack or the Wolfpack Subsidiaries otherwise than in compliance with applicable Environmental Laws and no notice has been received by Wolfpack of any action or potential liability in respect thereof and, to the knowledge of Wolfpack, no civil, criminal or enforcement actions or complaints in respect thereof are threatened, pending or have been commenced against Wolfpack or the Wolfpack Subsidiaries;

(kk)
there are no environmental audits, evaluations, assessments, studies or tests that were commissioned by Wolfpack respecting the business, operations, properties or facilities of Wolfpack or the Wolfpack Subsidiaries;

(ll)
Wolfpack has filed with the British Columbia Securities Commission, the Alberta Securities Commission and the Ontario Securities Commission all of the technical reports required to be filed under National Instrument 43-101 in respect of each property material to Wolfpack and all public disclosure made by Wolfpack regarding its properties complies in all material respects with the requirements of National Instrument 43-101;

(mm)
there is no agreement, judgment, injunction, order or decree binding upon Wolfpack or any of the Wolfpack Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Wolfpack or the Wolfpack Subsidiaries, any acquisition of property by Wolfpack or the Wolfpack Subsidiaries or the conduct of business by Wolfpack or the Wolfpack Subsidiaries as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Wolfpack Material Adverse Effect;

(nn)	the Wolfpack Board has determined unanimously that, as of the date of this Agreement, the Arrangement is in the best interests of Wolfpack;

(oo)
Wolfpack does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the balance sheet of Wolfpack as of December 31, 2013 (or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Wolfpack (other than those disclosed on the Wolfpack balance sheet and/or the notes to the Wolfpack financial statements), reasonably be expected to have a Wolfpack Material Adverse Effect, or have a Wolfpack Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Wolfpack Material Adverse Effect.  Without limiting the foregoing, the Wolfpack balance reflects reasonable reserves in accordance with IFRS for contingent liabilities of Wolfpack;

(pp)
the books, records and accounts of Wolfpack US in all material respects, (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, except as otherwise disclosed in Wolfpack Public Record), (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Wolfpack US and (iii) accurately and fairly reflect the basis for the Wolfpack financial statement in paragraphs (j) and (k) of this Section 3.2;

(qq)	except for:

(i)	the transaction contemplated hereby, or

(ii)	any change, condition, event or circumstance disclosed in the Wolfpack Public Record,

Wolfpack has not been subject to any Wolfpack Material Adverse Change since December 31, 2013, and since such date, there has not been any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business, assets, rights or capacity of Wolfpack or the Wolfpack Subsidiaries to conduct its respective business, such business having been conducted in the ordinary course;

(rr)
all material contracts and agreements of Wolfpack and the Wolfpack Subsidiaries have been disclosed in Wolfpack’s Public Record and true and correct copies of each or in the case of oral contracts, summaries of the material terms thereof) have been provided to Timberline.  Wolfpack and the Wolfpack Subsidiaries are in compliance in all material respects with all material contracts, agreements, indentures, leases, policies, instruments and licences in connection with the conduct of their respective businesses and all such material contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms (subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought) and in full force and effect, and no breach or default by Wolfpack or the Wolfpack Subsidiaries or event which, with notice or lapse of time or both, could constitute a material breach or material default by Wolfpack or the Wolfpack Subsidiaries, exists with respect thereto;

(ss)
Wolfpack maintains for Wolfpack US, policies of insurance in force as at the date hereof that adequately cover all those risks reasonably and prudently foreseeable in the current operation and conduct of their respective businesses which, having regard to the nature of such risk and the relative costs of obtaining insurance, it is reasonable to seek rather than to provide for self-insurance, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default in any material respect, except where the failure to obtain such insurance coverage would not reasonably be expected to have a Wolfpack Material Adverse Effect;

(tt)	Benefit Plans

(i)	Wolfpack has provided to Timberline copies of all Benefit Plans of Wolfpack US;

(ii)
Wolfpack and Wolfpack US have complied, in all material respects, with all of the terms of the Wolfpack US Benefit Plans, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to such Benefit Plans, whether written or oral, which are maintained by or binding upon Wolfpack or Wolfpack US.  All such Benefit Plans have been administered in accordance with the documents governing the Benefit Plans and all reports and filings with Governmental Entities required in connection with each Benefit Plan have been timely made;

(iii)	all Benefit Plans of Wolfpack US are fully funded and in good standing with such Governmental Entities as may be applicable and no notice of underfunding,

non-compliance, failure to be in good standing or otherwise has been received by Wolfpack or Wolfpack US from any such Governmental Entities.  No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in, or could reasonably be expected to result in, any Benefit Plan of Wolfpack US, being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority;

(uu)	Employment Matters

(i)	none of Wolfpack or the Wolfpack Subsidiaries:

(A)
is a party to any collective bargaining agreement or letter of understanding, letter of intent or other written communication with any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent which may qualify as a trade union, which would apply to any employees of Wolfpack US, nor has any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent applied or threatened to apply for certification as bargaining agent for the employees of Wolfpack US, nor is there a threatened or apparent union-organizing campaign for employees not covered under a collective bargaining agreement; or

(B)	subject to any current, pending or threatened strike or lockout;

(ii)
Wolfpack US has been and is being operated in compliance in all material respects with all applicable Laws relating to employees including, but not limited to, employment and labour standards, labour risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, pay practices, workers’ compensation, equal employment opportunity, human rights and labour relations and there are no current, pending or, to Wolfpack’s knowledge, threatened, complaints, charges, orders and its investigations, prosecutions, litigation, proceedings or claims against Wolfpack or Wolfpack US before any federal, state, municipal or other Governmental Entity, commission, board, bureau, agency or arbitrator, arbitration tribunal or instrumentality, whether domestic or foreign based on, arising out of, in connection with, or otherwise relating to unfair labour practices, the employment application for employment of or termination of employment of any individual by Wolfpack or Wolfpack US respecting employment or labour standards, including but not limited to applicable employment equity, pay equity, labour relations, workers’ compensation or workplace safety and insurance, occupational health and safety, privacy, wrongful dismissal or human rights Laws;

(iii)
there are no material notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment  or any other communications related thereto which Wolfpack or Wolfpack US has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the business is carried on which are unpaid on the date hereof or which will be unpaid at the Effective Date and there are no facts or circumstances which may result in a material increase in liability from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Effective Date. The accident cost experience of Wolfpack US is such that there are no such material pending or possible assessments and there are no claims or potential claims which may materially affect the accident cost experience of Wolfpack US;

(iv)
to the knowledge of Wolfpack, without investigation, no employee of Wolfpack US is bound by any non-compete agreement or other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Wolfpack US;

(vv)	Wolfpack Gold Properties

(i)
the disclosure made in Wolfpack’s Public Documents (including without limitation technical reports) concerning the Wolfpack Gold Properties is complete and accurate in all material respects and all known facts of a scientific or technical nature are fully and accurately disclosed in Wolfpack’s most recent public technical report related to such Wolfpack Gold Properties (if any), and nothing has come to the attention of Wolfpack to indicate that any of the foregoing statements are or may be inaccurate in any material respect;

(ii)
Wolfpack has provided to Timberline all material information regarding each Wolfpack Gold Property owned, leased, or otherwise held by Wolfpack or the Wolfpack Subsidiaries and all such information as made available to Timberline is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading;

(iii)
except as disclosed in Wolfpack’s Public Documents, any and all of the agreements and other documents and instruments pursuant to which the Wolfpack Subsidiaries hold the Wolfpack Gold Properties and/or their interests and rights in a Wolfpack Gold Property (including any interest in, or right to earn an interest in, any of the Wolfpack Gold Properties) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof and none of the Wolfpack Subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged.  All leases, licences and claims pursuant to which the Wolfpack Subsidiaries hold their interests and rights in a Wolfpack Gold Property are in good standing in all material respects and no Wolfpack Subsidiary is in default of any of the material provisions of any such leases, licences and claims nor has, to the knowledge of Wolfpack, any such default been alleged;

(iv)	other than as disclosed in Wolfpack’s Public Documents:

(A)
all interests and rights in the Wolfpack Gold Properties are (i) owned or held by a Wolfpack Subsidiary as owner thereof with good and marketable title, (ii) in good standing, valid, subsisting and enforceable under the applicable Laws of the jurisdictions in which the Wolfpack Gold Properties are located, (iii) sufficient to permit the Wolfpack Subsidiary to carry on the business currently carried on by them with respect to the Wolfpack Gold Properties, and (iv) free and clear of any title defects or Liens, other than Permitted Liens;

(B)	none of the Wolfpack Gold Properties or any mineral rights therein is subject to any option, pre-emption right, right of first refusal or purchase, or acquisition right;

(C)	no royalty or other payment is payable in respect of any of the Wolfpack Gold Properties and all work required to be performed in connection therewith has been performed;

(D)
there are no restrictions on the ability of the Wolfpack Subsidiary to use, transfer or otherwise exploit any of their interests and rights in the Wolfpack Gold Properties, and Wolfpack does not know of any claim or basis for any claim that may adversely affect such rights or interests; and

(E)
Wolfpack has no knowledge of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit their interests and rights in the Wolfpack Gold Properties;

(v)
the Wolfpack Subsidiaries have all surface rights, access rights and other property rights and interests relating to the Wolfpack Gold Properties necessary to permit the Wolfpack Subsidiaries to carry on the business currently carried on by them with respect to those Wolfpack Gold Properties, and no other property rights are necessary for the conduct of the Wolfpack Subsidiaries’ business;

(ww)	Real Property

(i)
Wolfpack has provided to Timberline all material information regarding all Owned Real Property of the Wolfpack Subsidiaries and all such information as made available to Timberline is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.  Each of the Wolfpack Subsidiaries has good and marketable title to all of its Owned Real Property, free and clear of all Liens, other than Permitted Liens;

(ii)
Wolfpack has provided to Timberline all material information regarding all Real Property Leases of the Wolfpack Subsidiaries.  Each such Real Property Lease constitutes is valid and legally binding on the Parties thereto, and is in full force and effect. All rents and other sums and charges payable by the Wolfpack Subsidiary as tenant under such Real Property Leases are current and no termination event or condition or uncured default on the part of the Wolfpack Subsidiary or, to Wolfpack’s knowledge, the landlord, exists under any such Real Property Lease.  Wolfpack and the Wolfpack Subsidiary have a good and valid interest in each parcel of such leased real property, free and clear of all Liens, other than Permitted Liens;

(xx)
all real and tangible personal property of the Wolfpack Subsidiaries necessary for the conduct of the business currently carried on by the Wolfpack Subsidiaries is in good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition does not, and could not be reasonably expected to have, a Wolfpack Material Adverse Effect;

(yy)
Wolfpack has not entered into any agreement that would entitle any Person to any valid claim against Wolfpack for broker’s commission, finder’s fee, expense reimbursement or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement;

(zz)
there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Wolfpack threatened against Wolfpack or any of its Subsidiaries before any Governmental Entity;

(aaa)
there are reasonable grounds for believing that (i) Wolfpack is able to pay its liabilities as they become due, (ii) the realizable value of the assets of Wolfpack are not less than the aggregate of the liabilities thereof and the stated capital of all classes of shares thereof, and (iii) no creditor of Wolfpack or any Wolfpack Subsidiary will be prejudiced by the Arrangement;

(bbb)	no shareholder rights plan is in force in respect of Wolfpack;

(ccc)
the auditors of Wolfpack are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of Wolfpack;

(ddd)
none of Wolfpack or the Wolfpack Subsidiaries own or license any patents, patent rights, trademarks, trade names, service marks, copyrights, know how or other proprietary intellectual property rights that are material to the conduct of the business of the Wolfpack Subsidiaries and, with respect to its mineral property databases, Wolfpack or the relevant Wolfpack Subsidiaries holds all such rights as are necessary to enable it to continue to use these databases, consistent with their past use or in the ordinary course of its business;

(eee)
none of the Wolfpack Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of Wolfpack or the Wolfpack Subsidiaries are conducted, (ii) limit any business practice of the Wolfpack Subsidiaries in any material respect, or (iii) restrict any acquisition or disposition of any property by Wolfpack or the Wolfpack Subsidiaries in any material respect;

(fff)
no order (or the equivalent) ceasing or suspending the trading of its securities or prohibiting the sale of securities by Wolfpack or the Wolfpack Subsidiaries has been issued and is in force as of the date hereof and, to the knowledge of Wolfpack, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

(ggg)	none of the Wolfpack Subsidiaries is indebted to any of its directors or officers or any of their associates, to Wolfpack’s knowledge, to any Wolfpack securityholder;

(hhh)
none of the directors or officers of Wolfpack or any of their associates or, to Wolfpack’s knowledge, Wolfpack securityholders is indebted or under obligation to any of the Wolfpack Subsidiaries on any account whatsoever;

(iii)
all written information, data and materials made available by Wolfpack to Timberline in connection with the transactions contemplated by this Agreement is true, complete and correct in all material respects as at the respective dates of which it was prepared;

(jjj)
none of Wolfpack, the Wolfpack Subsidiaries or, to Wolfpack’s knowledge, any directors or officers, agents or employees of Wolfpack or the Wolfpack Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) has taken, committed to take or been alleged to have taken any action which would cause Wolfpack or its affiliates to be in violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of another jurisdiction, and to the knowledge of Wolfpack, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Wolfpack or its affiliates; or (iii) made any payment in the nature of criminal bribery;

(kkk)
Wolfpack acknowledges that the Arrangement will be subject to the review and approval of the SEC upon the filing of the Timberline Proxy Statement with the SEC under cover of Schedule 14A as a preliminary proxy statement under Regulation 14A of the U.S. Exchange Act; and

(lll)
none of the representations, warranties or statements of fact made in this Section contain any untrue statement of a material fact or omit to state any material fact necessary to make any such warranty or representation not misleading.

4.0           COVENANTS

Consultation

4.1           Each Party agrees to consult with the other Party, and to provide the other Party with a reasonable prior opportunity to review and comment on, any press release or public statement or any filing to be made with any Governmental Entity with respect to this Agreement or the Arrangement (including any filing with any securities administrator or stock exchange with respect thereto) prior to the release or submission thereto; provided that, if a Party is required by applicable Laws to make a public announcement with respect to this Agreement and/or the Arrangement, such Party will provide as much prior notice (including the proposed text of the announcement) to the other Party as is reasonably possible. All requests and enquiries from any Governmental Entity with respect to the Arrangement shall be dealt with by Timberline and Wolfpack in consultation with each other, and Timberline and Wolfpack shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Entity upon being requested to do so by such authority. Furthermore:

(a)
each Party shall promptly notify the other Party of all material written communications which it receives from any Governmental Entity with respect to the Arrangement and provide the other Party with copies thereof;

(b)
each Party shall permit the other Party (or, where appropriate, the other Party’s counsel) to review and comment on in advance any proposed material written communications of any nature with Governmental Entities with respect to the Arrangement and provide the other Party (or, where appropriate, the other Party’s counsel) with final copies thereof; and

(c)
neither Party shall participate in any meeting or discussion which it knows will be substantive (whether in person, by telephone or otherwise) with any Governmental Entity in respect of any material filings, investigation or inquiry concerning the Arrangement unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat (except to the extent that in any such case the

Governmental Entity expressly requests that the other Party should not be present at the meeting or discussion or part or parts of the meeting or discussion).

Each Party agrees to consult with the other Party prior to issuing any press release or making any announcement regarding its mineral reserves or resources and, subject to applicable Laws, each Party agrees that it will not issue any press release or make any announcement regarding its mineral reserves or resources without the prior written consent of the other Party, such consent not to be unreasonably withheld.

Covenants of Timberline

4.2           Timberline hereby covenants and agrees that it shall take such steps and do all such other acts and things, as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement, subject to shareholder and regulatory approval, and, without limiting the generality of the foregoing, shall:

(a)	use its commercially reasonable efforts to, prior to the completion of the Arrangement, obtain listing on the NYSE MKT and TSXV of the Timberline Shares to be issued pursuant to the Arrangement;

(b)
in a timely and expeditious matter, prepare, in consultation with Wolfpack, and, subject to obtaining the Interim Order, file the Timberline Proxy Statement (which shall be in form and substance satisfactory to Wolfpack, acting reasonably), together with any other documents required by applicable Laws (which shall be in form and substance satisfactory to Wolfpack, acting reasonably), in all jurisdictions where such Timberline Proxy Statement is required to be filed, including but not limited to, filing the Timberline Proxy Statement with the SEC under cover of Schedule 14A as a preliminary proxy statement under Regulation 14A of the U.S. Exchange Act, using commercially reasonable efforts to clear comments from the SEC, if any, and thereafter, filing the Timberline Proxy Statement with the SEC under cover of Schedule 14A as a definitive proxy statement under Regulation 14A of the Exchange Act, and, subject to obtaining the Interim Order and clearance of the Timberline Proxy Statement with the SEC and filing of the definitive proxy statement under Regulation 14A of the Exchange Act, mail the Timberline Proxy Statement in accordance with all applicable Laws to each Timberline Shareholder in all jurisdictions where the Timberline Proxy Statement is required to be mailed;

(c)
duly call, give notice of, convene and hold the Timberline Meeting as soon as reasonably practicable and, in any event, provided that Wolfpack has provided to Timberline in a timely matter all information reasonably required by it for the preparation of the Timberline Information Circular, no later than June 30, 2014 or such later date as may be agreed to in writing;

(d)
use all commercially reasonable efforts to obtain all other necessary securityholder approval of the Timberline Shareholders and subject to Section 8.1, Timberline shall (i) solicit proxies in favour of the transactions contemplated by this Agreement, against any resolution submitted by any other Timberline Shareholder and take all other actions that are reasonably necessary or desirable to seek the approval of the Timberline Shareholders of the transactions contemplated by this Agreement, (ii) unanimously recommend to holders of Timberline Shares that they vote in favour of the transactions contemplated by this Agreement, (iii) not make an Timberline Change in Recommendation and (iv) include in the Timberline Proxy Statement a statement that each director and executive officer of Timberline intends to vote all of such Person’s Timberline Shares in favour of the transactions contemplated by this Agreement, subject to the other terms of this Agreement and the Support Agreements;

(e)
ensure that the Timberline Proxy Statement complies in all material respects with all applicable Laws on the date of the mailing thereof and is in the form and contains the information required by all applicable Laws, including all corporate and securities law requirements, and does not contain any misrepresentation (other than with respect to any information relating to and provided by or on behalf of Wolfpack or its Subsidiaries or any third party that is not an affiliate of either Party);

(f)
give Wolfpack timely opportunity to review and comment on the Timberline Proxy Statement and other materials relating to the Timberline Meeting and all such documentation will be reasonably satisfactory to Wolfpack before it is filed or distributed to Timberline Shareholders, incorporating therein all reasonable comments made by Wolfpack and its counsel;

(g)
not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) the Timberline Meeting, without Wolfpack’s prior written consent except as required by applicable Laws or, in the case of adjournment, as may be required by Timberline Shareholders as expressed by majority resolution; cooperate in the preparation of the Interim Order, Final Order and Wolfpack Information Circular and ensure that the Wolfpack Information Circular shall contain prospectus-level disclosure respecting Timberline and the information and consolidated financial statements related to Timberline and the pro forma financial statements to be contained in the Wolfpack Information Circular shall be true, correct and complete in all material respects as they relate to Timberline and shall not contain any misrepresentation;

(h)
carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Timberline or its Subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

(i)	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(j)
use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(k)
use commercially reasonable efforts to deliver or cause to be delivered to Wolfpack all certificates and legal, tax and other opinions necessary or, in the reasonable opinion of Wolfpack and its advisers, desirable, to support the disclosure contained or to be contained in the Wolfpack Circular;

(l)	subject to applicable Laws, Timberline will use its commercially reasonable efforts to cause the Supporting Shareholders to execute Support Agreements;

(m)	not request any amendment of, or request or accept any waiver of rights under, any of the Support Agreements, without the prior written consent of Wolfpack;

(n)	obtain all required certifications and consent of the auditors of Timberline in respect of the Timberline financial statements to be provided in the Wolfpack Information Circular;

(o)	make arrangements for the prompt delivery of certificates representing Timberline Shares as provided in the Plan of Arrangement;

(p)	if applicable, use commercially reasonable efforts to make and clear a filing required to be made in relation the HSR Act;

(q)
use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Timberline or a subsidiary of Timberline from other parties to material agreements of Timberline;

(r)	use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to effect the Timberline Name Change, the Reverse Stock Split and the Authorized Capital Increase;

(s)
following the Closing of the Arrangement, appoint as directors to the Timberline Board the two nominees of Wolfpack and obtain from current directors of Timberline that number of resignations necessary to ensure that the composition of the Timberline Board after the Effective Time, shall be five directors, three of whom will be nominated by Timberline and two of whom will be nominated by Wolfpack;

(t)	reserve sufficient shares of common stock for issuance of Timberline Shares upon completion of the Arrangement; and

(u)
promptly notify Wolfpack if at any time it becomes aware that the Wolfpack Information Circular or Timberline Proxy Statement contains any misrepresentation or otherwise requires an amendment or supplement to the Wolfpack Information Circular or Timberline Proxy Statement or any related application and promptly deliver written notice to Wolfpack setting out full particulars thereof.  In any such event, Timberline shall cooperate with Wolfpack in the preparation of any required supplement or amendment to the Wolfpack Information Circular or Timberline Proxy Statement or such other document, as the case may be.

Covenants of Wolfpack

4.3           Wolfpack shall take such steps and do all such other acts and things, as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement, subject to shareholder and regulatory approval and, without limiting the generality of the foregoing, shall:

(a)
use its commercially reasonable efforts to apply for and obtain such consents, orders or approvals as counsel for Timberline (in consultation with counsel for Wolfpack and acting reasonably) may advise are necessary or desirable for the implementation of the Arrangement and, without limiting the generality of the foregoing, to:

(i)	apply for and obtain the Interim Order and the Final Order as provided in Section 2.2 hereof;

(ii)	apply for and obtain approval of the Arrangement by the TSXV in respect of Wolfpack; and

(iii)
obtain written consents from any persons who are parties to agreements (including without limiting the foregoing, any property agreements, option agreements, warrant agreements or warrant certificates) with Wolfpack where consents to the transactions contemplated by the Arrangement are required under those contracts or agreements;

(b)
in a timely and expeditious manner, file the Wolfpack Information Circular in all jurisdictions where the same is required in accordance with applicable law and provide the same to the Wolfpack Shareholders in accordance with applicable law or as required under exemption orders granted by appropriate regulatory authorities;

(c)
ensure that the Wolfpack Information Circular shall contain prospectus-level disclosure respecting Wolfpack and the information and consolidated financial statements related to Wolfpack contained in the Wolfpack Information Circular and any related documentation regarding Wolfpack to be distributed in connection with the solicitation of proxies by the management of Wolfpack in connection with the Wolfpack Meeting shall be true, correct and complete in all material respects and shall not contain any misrepresentation and shall comply with applicable Canadian Securities Legislation and the rules of the TSXV;

(d)
give Timberline timely opportunity to review and comment on the Initial Order, Final Order, Wolfpack Information Circular and other materials relating to the Wolfpack Meeting and all such documentation will be reasonably satisfactory to Timberline before it is filed or distributed to Wolfpack Shareholders, incorporating therein all reasonable comments made by Timberline and its counsel;

(e)	obtain all required certifications and consents of the auditors of Wolfpack in respect of the Wolfpack financial statements to be provided in the Wolfpack Information Circular;

(f)
convene and use commercially reasonable efforts to hold the Wolfpack Meeting in accordance with the Interim Order for the purpose of considering the special resolutions to approve the Arrangement, and in any event no later than June 30, 2014 or such later date as may be agreed to in writing;

(g)
not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) the Wolfpack Meeting, without Timberline’s prior written consent except as required by applicable Laws or, in the case of adjournment, as may be required by Wolfpack Shareholders expressed by majority resolution;

(h)	use all commercially reasonable efforts to obtain all other necessary securityholder approval of the Wolfpack Shareholders;

(i)
subject to Section 8.2, Wolfpack shall (i) solicit proxies in favour of the transactions contemplated by this Agreement, against any resolution submitted by any other Wolfpack Shareholder and take all other actions that are reasonably necessary or desirable to seek the approval of the Wolfpack Shareholders of the transactions contemplated by this Agreement, (ii) unanimously determine that the Arrangement is fair to Wolfpack Shareholders, (iii) unanimously recommend to holders of Wolfpack Shares that they vote in favour of the transactions contemplated by this Agreement, (iv) not make a Wolfpack Change in Recommendation and (v) include in the Wolfpack Information Circular a statement that each director and executive officer of Wolfpack intends to vote all of such Person’s Wolfpack Shares in favour of the transactions contemplated by this Agreement, subject to the other terms of this Agreement and the Support Agreements;

(j)
cooperate in the preparation of the Timberline Proxy Statement and ensure that the Timberline Proxy Statement shall contain prospectus-level disclosure respecting Wolfpack and the Wolfpack Subsidiaries and the information and consolidated financial statements related to Wolfpack and the pro forma financial statements to be contained in the Timberline Proxy Statement shall be true, correct and complete in all material respects as they relate to Wolfpack and shall not contain any misrepresentation and shall comply with applicable Laws on the date of the mailing thereof and any such financial statements that are to be included in the Timberline Proxy Statement shall be prepared in accordance with the requirements of Regulation 14A under the U.S. Exchange Act, including, if applicable, reconciliations to U.S. GAAP and auditor review and qualification standards under the U.S. Exchange Act and the Public Company Accounting Oversight Board;

(k)
use its commercially reasonable efforts to assist Timberline in obtaining a conditional listing of the Timberline Shares to be issued pursuant to the Arrangement, subject to standard conditions of the TSXV;

(l)
carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Wolfpack or its Subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

(m)	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(n)
use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(o)
use its commercially reasonable efforts to deliver or cause to be delivered to Timberline all certificates and legal, tax and other opinions necessary or, in the reasonable opinion of Timberline and its advisers, desirable, to support the disclosure contained or to be contained in the Timberline Proxy Statement;

(p)	subject to applicable Laws, use its commercially reasonable efforts to cause the Supporting Shareholders to execute Support Agreements;

(q)	not request any amendment of, or request or accept any waiver of rights under, any of the Support Agreements, without the prior written consent of Timberline;

(r)
use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Wolfpack or a Subsidiary of Wolfpack from other parties to material agreements of Wolfpack;

(s)	provide to holders of Wolfpack Options any necessary notice under Wolfpack’s Benefit Plans regarding the Arrangement and the effect of the Arrangement on such holder’s options;

(t)
use its commercially reasonable efforts to obtain a fairness opinion from Jennings Capital Inc. stating that, as of a date not later than the date of the Wolfpack Information Circular, the consideration to be paid under the Arrangement is fair, from a financial point of view, to Wolfpack and the Wolfpack Shareholders;

(u)
promptly notify Timberline if at any time it becomes aware that the Wolfpack Information Circular or Timberline Proxy Statement contains any misrepresentation or otherwise requires an amendment or supplement to the Wolfpack Information Circular or

Timberline Proxy Statement or any related application and promptly deliver written notice to Timberline setting out full particulars thereof.  In any such event, Wolfpack shall cooperate with Timberline in the preparation of any required supplement or amendment to the Wolfpack Information Circular or Timberline Proxy Statement or such other document, as the case may be;

(v)
other than the Pre-Arrangement Transactions, not dispose of an interest in any of the Wolfpack Gold Properties or otherwise enter into any material transaction with, or incur any material liability to, any other corporation or Person or agree to do any of the foregoing or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement, without the written consent of Timberline thereto;

(w)	before the Effective Date, effect the following transactions:

(i)	Wolfpack will lend US$1,000,000 to Timberline (the “Pre-Arrangement Financing Loan”); and

(ii)
0960926 BC will assign all of the indebtedness owed to it by Wolfpack US to Wolfpack US as a contribution of capital in respect of the Wolfpack US shares and such indebtedness will be cancelled by operation of law;

(the steps in clauses (i) and (ii) are, together, the “Pre-Arrangement Transactions”);

(x)
Wolfpack shall pay and indemnify Timberline and Wolfpack US for the following Taxes (and all other related losses, costs and damages): (i) all Taxes of Wolfpack US arising from or relating to any and all transactions and activities of Wolfpack US prior to the Closing to the extent such Taxes are not otherwise adequately provided for by Wolfpack US whether by instalments or otherwise; (ii) all Taxes of Wolfpack US arising from or relating to the Pre-Arrangement Transactions; and (iii) all Taxes resulting from or related to the transactions described in the Plan of Arrangement; and (iv) all Taxes of Wolfpack US or Timberline resulting from a breach of a representation or warranty of Wolfpack in Section 3.2 or a breach of a covenant of Wolfpack contained in this Section 4.3;

(y)
at Closing, have an authorized capital of an unlimited number of common shares without par value of which 49,897,750 common shares are duly issued and outstanding as fully paid and non-assessable (save as may be increased by the issuance of common shares upon the exercise of outstanding convertible securities and issued in connection with the Pre-Arrangement Financing or in connection with the Wolfpack Property Agreements and save as may be altered by the exercise of dissent rights under the Plan of Arrangement, or consented to in writing by Timberline);

(z)	complete the Pre-Arrangement Financing;

(aa)
terminate the employment of all employees of Wolfpack US as of the Effective Time and Wolfpack shall offer employment to all employees of Wolfpack US, with effect from and after the Effective Time, on terms that are substantially the same as the terms applicable to such employees when they were employees of Wolfpack US. From and after the Effective Date, Wolfpack shall assume and be responsible for all obligations with respect to the engagement or employment of all employees and directors of Wolfpack US, including with respect to all notice of termination and severance pay in accordance with applicable Law (including employment standards), and contract, if applicable, and for all unpaid wages, accrued vacation pay and other amounts owing to employees or directors of Wolfpack US up to the Effective Time (whether or not payable after the Effective Time), and for all claims of any nature or kind relating to employment or engagement by Wolfpack US up to the Effective Time, including for breach of contract or wrongful dismissal. The obligations contained in this subsection 4.3(aa) (the “Employee Obligations”) shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, including the Arrangement and Wolfpack shall pay and indemnify Timberline and Wolfpack US for all losses, costs and damages relating to or arising from the Employee Obligations.

(bb)	before the Effective Date either:

(i)
use its best efforts to enter into amending agreements on terms satisfactory to Timberline, acting reasonably, with the counterparties for the agreements in relation to the Adelaide and Tuscarora property, Four Mile Basin property and Liberty Springs property (together the "Wolfpack Relinquished Properties") to the effect that (A) prior to the Effective Time, no further Wolfpack Shares will be issuable to the counterparties; and (B) subsequent to the Effective Time, no Timberline Shares will be issuable to the counterparties (the “Wolfpack Property Amending Agreements”) and Wolfpack shall provide Timberline timely opportunity to review and comment on such Wolfpack Property Amending Agreements and will incorporate therein all reasonable comments made by Timberline and its counsel; or

(ii)	relinquish its interests in the Wolfpack Relinquished Properties.

(cc)
not incur between the date of this Agreement and the Closing Date, any expenses or liabilities otherwise than in the ordinary course of its business (which ordinary course shall include obligations under existing employment or management agreements) or in connection with its obligations under this Agreement and without limiting the generality of the foregoing, not without prior written consent of Timberline, such consent not to be unreasonably withheld:

(i)
other than in the normal course of business or except in accordance with existing agreements, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber (or permit any of its Subsidiaries to sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber) any material assets of Wolfpack;

(ii)	issue, redeem, purchase or offer to purchase (or permit any of its Subsidiaries (if any) to issue, redeem, purchase or offer to purchase) any common shares or other securities of Wolfpack other than:

(A)	pursuant to the Pre-Arrangement Financing; and

(B)	1,120,000 Wolfpack Shares pursuant to the Wolfpack Property Agreement relating to the Castle Black Rock property;

(iii)
other than in the normal course of business or except in accordance with existing agreements, acquire, directly or indirectly (or permit any of its Subsidiaries (if any) to acquire directly or indirectly) any material assets, including but not limited to mining properties or interests therein or securities of other companies or enter into any joint venture, earn-in or similar agreements or arrangements; or

(iv)
enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any employees, officers or directors of Wolfpack other than pursuant to agreements in effect (without amendment) on the date hereof.

Preparation of Filings

4.4           Wolfpack and Timberline shall cooperate in:

(i)
the preparation and filing of any application for the orders and the preparation of any required documents reasonably deemed by Wolfpack or Timberline to be necessary to discharge their respective obligations under applicable Securities Legislation in connection with the Arrangement and the other transactions contemplated hereby;

(ii)
the taking of all such action as may be required under applicable Securities Legislation in connection with the issuance of the Timberline Shares and New Wolpack Shares in connection with the Arrangement; provided, however, that neither Timberline nor Wolfpack shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the issue of the Timberline Shares or New Wolfpack Shares; and

(iii)	the taking of all such action as may be required under applicable Laws in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

5.0           CONDITIONS PRECEDENT

Mutual Conditions Precedent

5.1           The Parties’ obligations to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)
all necessary approvals of Wolfpack Shareholders by the requisite majorities will have been obtained in respect of the Arrangement at the Wolfpack Meeting in accordance with applicable Laws, the Interim Order and the Plan of Arrangement by June 30, 2014 or such other date as may be agreed to be Wolfpack and Timberline;

(b)
the Interim Order, the Final Order and all necessary orders of the Court with respect to the Arrangement will have been obtained and shall not have been set aside or modified in a manner that is not acceptable to any party, acting reasonably;

(c)
all necessary approvals of Timberline Shareholders by the requisite majorities will have been obtained in respect of the Arrangement, the Reverse Stock Split, the Authorized Capital Increase and the Timberline Name Change at the Timberline Meeting in accordance with applicable NYSE MKT rules by June 30, 2014 or such other date as may be agreed to be Wolfpack and Timberline;

(d)	the Timberline Shares to be issued pursuant to the Arrangement will, on or before the Effective Time, be listed on the NYSE MKT;

(e)
the Timberline Shares and New Wolfpack Shares to be issued pursuant to the Arrangement, will, on or before the Effective Time, be conditionally approved for listing on the TSX-V, subject to standard conditions of the TSX-V;

(f)	the Arrangement shall have been approved by the TSXV in respect of Wolfpack, subject to standard conditions of completion;

(g)
all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, necessary for the completion of the transactions provided for in this Agreement and the Plan of Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

(h)
no provision of any applicable Laws and no judgement, injunction, order or decree shall be in effect which restrains or enjoins or otherwise prohibits the consummation of the Arrangement or the transactions contemplated by this Agreement;

(i)
there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or other Person, in each case that has a reasonable likelihood of success, (i) seeking to prohibit or restrict the acquisition by Timberline of any Wolfpack Shares, or seeking to restrain or prohibit the consummation of the Arrangement, (ii) seeking to prohibit or materially limit the ownership or operation by Timberline or any of its Subsidiaries of any material portion of the business or assets of Timberline, Wolfpack US or any of Timberline’s material Subsidiaries or to compel Timberline or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of Timberline, Wolfpack US or any of the Timberline material Subsidiaries as a result of the Plan of Arrangement, (iii) seeking to impose limitations on the ability of Timberline to acquire or hold, or exercise full rights of ownership of, any Wolfpack Shares, including the right to vote the Wolfpack Shares acquired by it on all matters properly presented to the Wolfpack Shareholders, (iv) seeking to prohibit Timberline from effectively controlling in any material respect the business or operations of Wolfpack US or (v) imposing any condition or restriction that, in the reasonable opinion of the Party seeking to invoke this condition, would be materially burdensome to the future operations of Timberline or Wolfpack US after the Effective Time;

(j)	Wolfpack will have completed the Pre-Arrangement Financing;

(k)	Wolfpack will have completed the Pre-Arrangement Transactions;

(l)	Timberline will have received all necessary approvals from the TSXV and the NYSE MKT in relation to the Reverse Stock Split, the Authorized Capital Increase and the Timberline Name Change;

(m)
the issuance and exchange of Timberline Shares and New Wolfpack Shares to be issued and exchanged pursuant to the Arrangement will be exempt from the registration requirements of the U.S. Securities Act and the registration and prospectus requirements of applicable Securities Legislation in each of the provinces and territories of Canada in which Wolfpack Shareholders are resident;

(n)
there shall not have been an amendment to Section 3(a)(10) of the U.S. Securities Act, a change in the SEC’s interpretation of Section 3(a)(10) of the U.S. Securities Act or a decision of a court which provides that orders of Canadian courts such as the Final Order do not qualify under Section 3(a)(10) of the U.S. Securities Act which results in the Section 3(a)(10) Exemption being not available for any reason to exempt the issuance and exchange of Timberline Shares and New Wolfpack Shares to be issued and exchanged on completion of the Arrangement from the registration requirements of the U.S. Securities Act;

(o)	this Agreement will not have been terminated; and

(p)	the Effective Date will have occurred on or before July 31, 2014, unless otherwise agreed to by the Parties.

Conditions solely for the benefit of Timberline

5.2           The obligations of Timberline to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	no Wolfpack Material Adverse Change will have occurred;

(b)
each of the representations and warranties of Wolfpack under this Agreement, shall be true and correct in all material respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of specified date, which will be true and correct in all material respects as of such specified date);

(c)
Timberline shall have received a certificate of a senior officer of Wolfpack confirming that the representations and warranties of Wolfpack set out in Section 3.2 are true and correct in all material respects on and as of Closing;

(d)
Wolfpack shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with it on or before the Effective Time;

(e)	on the Closing Date, Wolfpack US shall have cash on hand of not less than C$4,222,500, which for greater certainty shall include the proceeds of the Pre-Arrangement Financing;

(f)
Timberline shall have received a certificate of a senior officer of Wolfpack confirming that the obligations, covenants and agreements of Wolfpack set out in Section 4.3 have been completed as at the Closing Date;

(g)	receipt of the resignation of William Sheriff as a director of Wolfpack US;

(h)	receipt of resignations of William Sheriff, Nathan Tewalt, Matthew Anderson, Mark Abrams, Nicole Cesmat, and Nancy La Couvée as officers of Wolfpack US;

(i)
Timberline shall have entered into an amending agreement in respect of the Wolfpack Property Agreement relating to the Castle Black Rock property pursuant to which the counterparty to such agreement will agree to accept Timberline Shares in place of Wolfpack Shares;

(j)	Wolfpack shall have either:

(i)	entered into the Wolfpack Property Amending Agreements; or

(ii)	relinquished its interests in the Wolfpack Relinquished Properties.

(k)
receipt of a notice of nonrecognition and accompanying letter to the IRS with respect to the Share Exchange under Treasury Regulations Section 1.1445-2 in form acceptable to Timberline and its counsel; acting reasonably; and

(l)
receipt of a notice of nonrecognition and accompanying letter to the IRS with respect to the transfer by 0960926 BC of certain assets (including the Wolfpack Gold Properties) to Wolfpack US under Section 3.02(c) of the Plan of Arrangement under Treasury Regulations Section 1.1445-2 in form acceptable to Timberline and its counsel, acting reasonably.

The foregoing conditions in this Section 5.2 are inserted for the exclusive benefit of Timberline and may be waived by it in whole or in part at any time.

Conditions solely for the benefit of Wolfpack

5.3           The obligations of Wolfpack to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	no Timberline Material Adverse Change will have occurred;

(b)	Timberline will be in compliance with all rules, regulations and policies of the NYSE MKT in all material respects

(c)
each of the representations and warranties of Timberline under this Agreement, shall be true and correct in all material respects on the dated of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of specified date, which will be true and correct in all material respects as of such specified date);

(d)
Wolfpack shall have received a certificate of a senior officer of Timberline confirming that the representations and warranties of Timberline set out in Section 3.1 are true and correct in all material respects on and as of Closing;

(e)
Timberline shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with it on or before the Effective Time;

(f)
Wolfpack shall have received a certificate of a senior officer of Timberline confirming that the obligations, covenants and agreements of Timberline set out in Section 4.2 have been completed as at the Closing Date;

(g)
Wolfpack shall have received a waiver from each of the Chief Executive Officer and Chief Financial Officer of Timberline in respect of their respective employment agreements entered into between Timberline and such individuals of any change of control payment that may arise in respect of the transactions contemplated by the Arrangement, provide that such waiver shall only be effective at the Effective Time and only relate to the transactions contemplated by the Arrangement; and

(h)	at the Effective Time, the board of directors of Timberline will be comprised of five directors, of whom three will be nominated by Timberline and two will be nominated by Wolfpack.

The foregoing conditions in this Section 5.3 are inserted for the exclusive benefit of Wolfpack and may be waived by it in whole or in part at any time.

6.0           AMENDMENT, CLOSING AND TERMINATION

Amendment

6.1           This Agreement and the Plan of Arrangement may, at any time and from time to time before the Effective Date, be amended by written agreement of the Parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders.  Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for performance of any of the obligations or acts of the Parties hereto;

(b)	waive any inaccuracies or modify any representation contained herein or any document to be delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties hereto; or

(d)
amend the terms of Articles 3, 5 and 6 of the Plan of Arrangement and Subsections 5.1 (a), (b), (c), (d), (e), (f), (g) and (h) of this Agreement and the sequence of transactions described in the Plan of Arrangement subject to any required approval of the Wolfpack Shareholders, given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

6.2           This Agreement and the Schedules hereto may be amended in accordance with the Final Order, but if the terms of the Final Order require any such amendment, the rights of the Parties hereto under Sections 5.1, 5.2, 5.3, 6.1, 6.2, 6.4, 6.8 and 6.10 shall remain unaffected.

Closing

6.3           The completion of the Arrangement (the “Closing”) will be at the offices of Miller Thomson LLP, 840 Howe Street, 10th Floor, Vancouver, British Columbia  V6Z 2M1, on July 3, 2014 (the “Closing Date”), or such other place or date as may be mutually agreed by the Parties, provided it is not later than July 31, 2014.  At the Closing, parties will exchange documents to effect the Closing including documents to confirm the matters set out in Article 5 of the Plan of Arrangement and to complete the Arrangement and related matters as contemplated hereby.

Term and Termination

6.4           This Agreement:

(a)	shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms;

(b)
may be terminated at any time prior to the Effective Time (notwithstanding Wolfpack Shareholder Approval or any approval of this Agreement or the Arrangement Resolution by the Timberline Shareholders and/or by the Court, as applicable):

(i)	by mutual written agreement of Timberline and Wolfpack;

(ii)	by either Timberline or Wolfpack, if:

(A)
the Effective Time shall not have occurred on or before July 31, 2014, except that the right to terminate this Agreement under this 6.4(b)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by July 31, 2014;

(B)
after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Timberline or Wolfpack from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable;

(C)	Wolfpack Shareholder Approval shall not have been obtained at the Wolfpack Meeting in accordance with the Interim Order;

(D)	Timberline Shareholder Approval shall not have been obtained at the Timberline Meeting;

(iii)	by Wolfpack, if:

(A)
prior to the Effective Time: (1) subject to Section 8.1(a)(iv) the Timberline Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Wolfpack or fails to publicly reaffirm its unanimous recommendation of the Arrangement within three calendar days (and in any case prior to the Timberline Meeting) after having been requested in writing by Wolfpack to do so, in a manner adverse to Wolfpack (a “Timberline Change in Recommendation”); (2) the Timberline Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) Timberline shall have breached Section 8.1 in any material respect;

(B)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Timberline set forth in this Agreement shall have occurred that would cause the conditions set forth in Subsection 5.3(c) or Subsection 5.3(e) not to be satisfied, and such conditions are incapable of being satisfied by July 31, 2014, as reasonably determined by Wolfpack and provided that Wolfpack is not then in breach of this Agreement so as to cause any condition in Subsection 5.3(c) or Subsection 5.3(e) not to be satisfied;

(C)
Wolfpack has been notified in writing by Timberline of a Timberline Proposed Agreement in accordance with Section 8.1(e), and either: (i) Wolfpack does not deliver an amended  Arrangement proposal within five Business Days of delivery of the Timberline Proposed Agreement to Wolfpack; or (ii) Wolfpack delivers an amended Arrangement proposal pursuant to Section 8.1(f) but the Timberline Board determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Timberline Proposed Agreement continues to be a Superior Proposal in comparison to the amended Arrangement terms offered by Wolfpack; or

(D)	it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 8.2(d), subject to compliance with Section 8.2 in all material respects and provided that no termination under this Section 6.4(b)(iii)(D) shall be effective unless and until Wolfpack shall have paid to Timberline the amount required to be paid pursuant to Section 6.9.

(iv)	by Timberline, if

(A)
prior to the Effective Time: (1) subject to Section 8.2(a)(iv), the Wolfpack Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Timberline or fails to publicly reaffirm its unanimous recommendation of the Arrangement within three calendar days (and in any case prior to the Wolfpack Meeting) after having been requested in writing by Timberline to do so, in a manner adverse to Timberline (a “Wolfpack Change in Recommendation”); (2) the Wolfpack Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) Wolfpack shall have breached Section 8.2 in any material respect;

(B)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Wolfpack set forth in this Agreement shall have occurred that would cause the conditions set forth in Subsection 5.2(b) or 5.2(d) not to be satisfied, and such conditions are incapable of being satisfied by July 31, 2014 as reasonably determined by Timberline and provided that Timberline is not then in breach of this Agreement so as to cause any condition in Subsection 5.2(b) or Section 5.2(d) not to be satisfied;

(C)
Timberline has been notified in writing by Wolfpack of a Wolfpack Proposed Agreement in accordance with Subsection 8.2(e), and either: (i) Timberline does not deliver an amended  Arrangement proposal within five Business Days of delivery of the Wolfpack Proposed Agreement to Timberline; or (ii) Timberline delivers an amended Arrangement proposal pursuant to Subsection 8.2(f) but the Wolfpack Board determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Wolfpack Proposed Agreement continues to be a Superior Proposal in comparison to the amended  Arrangement terms offered by Timberline; or

(D)
it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Subsection 8.1(d), subject to compliance with Section 8.1 in all material respects and provided that no termination under this Section 6.4(b)(iv)(D) shall be effective unless and until Timberline shall have paid to Wolfpack the amount required to be paid pursuant to Section 6.7.

(c)
The Party desiring to terminate this Agreement pursuant to this Section 6.4 (other than pursuant to Subsection 6.4(b)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(d)
If this Agreement is terminated pursuant to this Section 6.4, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 6.4(d), Sections 3.2(r) to 3.2(gg),

Section 4.3(x), 4.3(aa), 6.8, 6.10, 7.1, 7.3, 7.4, 7.4 and all related definitions set forth in Section 1.1 shall survive any termination of this Agreement.

Expenses and Termination Fees

6.5           Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Arrangement shall be paid by the Party incurring such fees, costs or expenses.

6.6           For the purposes of this Agreement:

(a)	“Fee” means a (A) Wolfpack Termination Fee, or (B) Timberline Termination Fee;

(b)	“Wolfpack Termination Fee” means US$500,000;

(c)	“Timberline Termination Fee” means US$500,000; and

(d)	each Fee shall include all applicable Taxes.

6.7           For the purposes of this Agreement, “Timberline Termination Fee Event” means the termination of this Agreement:

(i)
by Wolfpack pursuant to Section 6.4(b)(iii)(A) (but not including a termination by Wolfpack pursuant to Section 6.4(b)(iii)(A) in circumstances where the Timberline Change in Recommendation resulted from the occurrence of a Wolfpack Material Adverse Effect) or Section 6.4(b)(iii)(C), in either case prior to the Timberline Meeting;

(ii)	by Timberline pursuant to Section 6.4(b)(iv)(D); or

(iii)
by either Party pursuant to Section 6.4(b)(ii)(D) or by either Party pursuant to Section 6.4(b)(ii)(A), but only if, in these termination events, (x) prior to such termination, a bona fide Acquisition Proposal for Timberline shall have been made or publicly announced by any Person other than Wolfpack and (y) within twelve months following the date of such termination, Timberline or its Subsidiary (A) enters into a definitive agreement in respect of one or more Acquisition Proposals or (B) there shall have been consummated one or more Acquisition Proposals for Timberline.

6.8           If a Timberline Termination Fee Event occurs, Timberline shall pay the Timberline Termination Fee to Wolfpack by wire transfer of immediately available funds, as follows:

(A)
if the Timberline Termination Fee is payable pursuant to Section 6.7(iii), the Timberline Termination Fee shall be payable concurrently upon the earlier of the entering into of the applicable agreement referred to therein or upon the consummation of the Acquisition Proposal referred to therein;

(B)	if the Timberline Termination Fee is payable pursuant to Section 6.7(i), the Timberline Termination Fee shall be payable within two (2) business days following such termination; or

(C)	if the Timberline Termination Fee is payable pursuant to Section 6.7(ii), the Timberline Termination Fee shall be payable prior to or simultaneously with such termination.

6.9           For the purposes of this Agreement, “Wolfpack Termination Fee Event” means the termination of this Agreement:

(i)
by Timberline pursuant to Section 6.4(b)(iv)(A) (but not including a termination by Timberline pursuant to Section 6.4(b)(iv)(A) in circumstances where the Wolfpack Change in Recommendation resulted from the occurrence of a Timberline Material Adverse Effect) or Section 6.4(b)(iv)(C), in either case, prior to the Wolfpack Meeting;

(ii)	by Wolfpack pursuant to Section 6.4(b)(iii)(D); or

(iii)
by either Party pursuant to Section 6.4(b)(ii)(A) or by either party pursuant to Section 6.4(b)(ii)(C), but only if, in those termination events, (x) prior to such termination, a bona fide Acquisition Proposal for Wolfpack shall have been made or publicly announced by any Person other than Timberline and (y) within twelve months following the date of such termination, Wolfpack or one or more of its Subsidiaries (A) enters into a definitive agreement in respect of one or more Acquisition Proposals or (B) there shall have been consummated one or more Acquisition Proposals for Wolfpack.

6.10           If a Wolfpack Termination Fee Event occurs, Wolfpack shall pay the Wolfpack Termination Fee to Timberline by wire transfer of immediately available funds, as follows:

(A)
if the Wolfpack Termination Fee is payable pursuant to Section 6.9(iii), the Wolfpack Termination Fee shall be payable concurrently upon the earlier of the entering into of the applicable agreement referred to therein or upon the consummation of the Acquisition Proposal referred to therein;

(B)	if the Wolfpack Termination Fee is payable pursuant to Section 6.9(i), the Wolfpack Termination Fee shall be payable within two (2) business days following such termination; or

(C)	if the Wolfpack Termination Fee is payable pursuant to Section 6.9(ii), the Wolfpack Termination Fee shall be payable prior to or simultaneously with such termination.

6.11           Each of the Parties acknowledges that the agreements contained in this Section 6.0 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 6.0 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of Timberline and Wolfpack irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.  For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Timberline or Wolfpack is entitled to a Fee and such Fee is paid in full, Timberline or Wolfpack, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, provided, however that payment by a Party of a Fee shall not be in lieu of any damages or any other payment or remedy available in the event of any wilful or intentional breach by such Party of any of its obligations under this Agreement.

6.12           Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)
cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided that this clause (i) shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time,

provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 6.4 and no payments are payable as a result of such termination pursuant to Section 6.8 and Section 6.10 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of five Business Days from such notice.

7.0           INDEMNIFICATION

Indemnification

7.1    Each party (the “Indemnifying Party”) hereto undertakes with the other parties hereto (the “Indemnified Party”) to hold the Indemnified Party fully and effectually indemnified from and against all losses, claims, damages, liabilities, actions or demands (including amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim but excluding lost profits and consequential damages), to which such Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of any action, suit, proceeding or claim brought by any Third Party ("Third Party Claim") and which are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Third Party Claim.

Limitation on Indemnification

7.2           Any claim for indemnification made pursuant to Sections 4.3(x), 4.3(aa) or 7.1 shall be subject to the following:

(a)
every claim shall be made in writing within two years of the Closing, save and except claims with respect to the (i) Tax liability of Wolfpack US; or (ii) claims with respect to a representation or warranty of Wolfpack related to Taxes of Wolfpack US being untrue, which shall be made in writing within five years of the Closing;

(b)
an Indemnifying Party shall not be required to indemnify an Indemnified Party until the aggregate claims sustained by that Indemnified Party exceeds a value of $50,000, in which case, the Indemnifying Party shall be obligated to the Indemnified Party for all claims; and

(c)
notwithstanding any other provisions of this Agreement, or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the maximum aggregate liability of an Indemnifying Party in respect of all claims hereunder will be limited to $7,000,000.

Defence

7.3	a)
Promptly after receipt by an Indemnified Party of notice of a possible Third Party Claim referred to in Section 7.1 hereof, such Indemnified Party, if a claim in respect thereof is to be made against the Indemnifying Party under such Section, shall provide the Indemnifying Party with written particulars thereof; provided that failure to provide the Indemnifying Party with such particulars shall not relieve such Indemnifying Party from any liability which it might have on account of the indemnity provided for in this Section 7.0 except insofar as such failure shall prejudice such Indemnifying Party.  The Indemnified Party shall also provide to the Indemnifying Party copies of all relevant documentation and, unless the Indemnifying Party assumes the defence thereof, shall keep such Indemnifying Party advised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

(b)
An Indemnifying Party shall be entitled, at its own expense, to participate in (and, to the extent that it may wish, to assume) the defence of any such Third Party Claimbut such defence shall be conducted by counsel of good standing approved by the Indemnified Party, such approval not to be unreasonably withheld.  Upon the Indemnifying Party notifying the Indemnified Party of its election so to assume the defence and retaining such counsel, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by it in connection with such defence other than for reasonable costs of investigation.  If such defence is assumed by the Indemnifying Party, it shall, through the course thereof, provide copies of all relevant documentation to the Indemnified Party, keep such Indemnified Party advised of the progress thereof and shall discuss with the Indemnified Party all significant actions proposed.  No Indemnifying Party shall enter into any settlement without the consent of the Indemnified Party, but such consent shall not be unreasonably withheld.  If such defence is not assumed by the Indemnifying Party, the Indemnifying Party shall not be liable for any settlement made without its consent, but such consent shall not be unreasonably withheld.

(c)	Notwithstanding the foregoing, an Indemnified Party shall have the right, at the Indemnifying Party’s expense, to employ counsel of its own choice in respect of the defence of any such Third Party Claim if (i) the employment of such counsel has been authorized by the Indemnifying Party in connection with such defence; or (ii) counsel retained by the Indemnifying Party or the Indemnified Party shall have advised the Indemnified Party that there may be legal defences available to it which are different from or in addition to those available to the Indemnifying Party (in which event and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on behalf of the Indemnified Party) or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iii) the Indemnifying Party shall not have assumed such defence and employed counsel therefor within a reasonable time after receiving notice of such Third Party Claim.

Indemnification for Taxes

7.4           The obligation of Wolfpack to indemnify Timberline and Wolfpack US for a breach of Wolfpack’s covenants in paragraph 4.3(x) shall survive the Closing and termination of this Agreement.

8.0           NON-SOLICITATION

8.1           Timberline Non-Solicitation

(a)
On and after the date of this Agreement, except as otherwise provided in this Agreement, Timberline and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)
make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Timberline, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)
engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Timberline, provided that, for greater certainty, Timberline may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Timberline Board has so determined;

(iii)
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Wolfpack, the approval or recommendation of the Timberline Board or any committee thereof of this Agreement or the Arrangement;

(iv)
approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal for Timberline (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal in respect of which a confidentiality agreement has been executed in accordance with Section 8.1(d) shall not be considered a violation of this Subsection 8.1(a)(iv); or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal,

provided, however, that nothing contained in this Subsection 8.1(a) or any other provision of this Agreement shall prevent the Timberline Board from, and the Timberline Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Timberline Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 8.1(d) to any Person where the requirements of that Section are met;

(b)
Timberline shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Wolfpack) with respect to any potential Acquisition Proposal and, in connection therewith, Timberline will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Timberline agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Timberline undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)
From and after the date of this Agreement, Timberline shall immediately provide notice to Wolfpack of any unsolicited bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Timberline or its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of Timberline or any Subsidiaries by any Person that informs Timberline, any member of the Timberline Board or such Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to Wolfpack shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Timberline, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing.  Timberline shall keep Wolfpack promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Wolfpack with respect thereto.

(d)
If the Timberline Board receives a request for material non-public information from a Person who proposes to Timberline an unsolicited bona fide written Acquisition Proposal, Timberline may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided that Timberline shall promptly provide Wolfpack with copies of all correspondence and information provided to or received from such Person. If: (x) the Timberline Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Timberline Board, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding Timberline and its Subsidiaries would be inconsistent with the fiduciary duties of the Timberline Board, then, and only in such case, Timberline may provide such Person with access to information regarding Timberline and its Subsidiaries, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to Timberline than the Confidentiality Agreement; provided that Timberline sends a copy of any such confidentiality and standstill agreement to Wolfpack promptly upon its execution and Wolfpack is provided with a list of, and, at the request of Wolfpack, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)
Timberline agrees that it will not accept, approve or enter into any agreement (a “Timberline Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 8.1(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Timberline Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Timberline Meeting has not occurred;

(iii)	Timberline has complied with Subsections 8.1(a) through 8.1(d) inclusive;

(iv)
Timberline has provided Wolfpack with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Timberline Proposed Agreement relating to such Superior Proposal, and a written notice from the Timberline Board regarding the value in financial terms that the Timberline Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Wolfpack not less than five business days prior to the proposed acceptance, approval, recommendation or execution of the Timberline Proposed Agreement by Timberline.

(v)
Five business days shall have elapsed from the date Wolfpack received the notice and documentation referred to in Subsection 8.1(e)(iv) from Timberline and, if Wolfpack has proposed to amend the terms of the Arrangement in accordance with Subsection 8.1(f), the Timberline Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Timberline;

(vi)	Timberline concurrently terminates this Agreement pursuant to Section 6.4(b)(iv)(D); and

(vii)	Timberline has previously, or concurrently will have, paid to Wolfpack the Timberline Termination Fee;

and Timberline further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Wolfpack the approval or recommendation of the Arrangement, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 8.1(e)(i) through 8.1(e)(v) have been satisfied.

(f)
Timberline acknowledges and agrees that, during the five business day periods referred to in Subsections 8.1(e)(iv) and 8.1(e)(v) or such longer period as Timberline may approve for such purpose, Wolfpack shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement and Timberline shall co-operate with Wolfpack with respect thereto, including negotiating in good faith with Wolfpack to enable Wolfpack to make such adjustments to the terms and conditions of this Agreement and the Arrangement as Wolfpack deems appropriate and as would enable Wolfpack to proceed with the Arrangement and any related transactions on such adjusted terms. The Timberline Board will review any proposal by Wolfpack to amend the terms of the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 8.1(a), whether Wolfpack’s proposal to amend the Arrangement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Arrangement.

(g)
The Timberline Board shall promptly reaffirm its recommendation of the Arrangement by press release after: (x) any Acquisition Proposal which the Timberline Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Timberline Board determines that a proposed amendment to the terms of the Arrangement would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Wolfpack has so amended the terms of the Timberline Arrangement. Wolfpack and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Timberline, acting reasonably.

(h)
Nothing in this Agreement shall prevent the Timberline Board from responding through a directors’ circular or otherwise as required by applicable Securities Legislation to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Wolfpack having suffered a Wolfpack Material Adverse Effect.  Further, nothing in this Agreement shall prevent the Timberline Board from making any disclosure to the securityholders of Timberline if the Timberline Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Timberline Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Timberline Board shall be permitted to make such disclosure, the Timberline Board shall not be permitted to make an Timberline Change in Recommendation, other than as permitted by Section 8.1(e) or the first sentence of this paragraph.  Wolfpack and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Timberline, acting reasonably.

(i)	Timberline acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 8.1.

(j)
Timberline shall ensure that the officers, directors and employees of Timberline and its Subsidiaries and any investment bankers or other advisors or representatives retained by Timberline and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Timberline shall be responsible for any breach of this Section 8.1 by such officers, directors, employees, investment bankers, advisors or representatives.

(k)
If Timberline provides Wolfpack with the notice of an Acquisition Proposal contemplated in this Section 8.1 on a date that is less than seven calendar days prior to the Timberline Meeting, if requested by Wolfpack, Timberline shall adjourn the Timberline Meeting to a date that is not less than seven calendar days and not more than 10 calendar days after the date of such notice, provided, however, that the Timberline Meeting shall not be adjourned or postponed to a date later than the seventh (7) business day prior to July 31, 2014.

8.2           Wolfpack Non-Solicitation

(a)
On and after the date of this Agreement, except as otherwise provided in this Agreement, Wolfpack and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)
make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Wolfpack, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)
engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Wolfpack;

(iii)
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Timberline, the approval or recommendation of the Wolfpack Board or any committee thereof of this Agreement or the Arrangement;

(iv)
approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal involving Wolfpack (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal in respect of which a confidentiality agreement has been executed in accordance with Section 8.2(d) shall not be considered a violation of this Subsection 8.2(a)(iv)); or

(v)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal involving Wolfpack, provided, however, that nothing contained in this Subsection 8.2(a) or any other provision of this Agreement shall prevent the Wolfpack Board from, and the Wolfpack Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Wolfpack Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 8.2(d) to any Person where the requirements of that Section are met.

(b)
Wolfpack shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Timberline) with respect to any potential Acquisition Proposal and, in connection therewith, Wolfpack will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Wolfpack agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Wolfpack undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)
From and after the date of this Agreement, Wolfpack shall immediately provide notice to Timberline of any unsolicited bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Wolfpack or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of Wolfpack or any Subsidiary by any Person that informs Wolfpack, any member of the Wolfpack Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Timberline shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Wolfpack, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing.  Wolfpack shall keep Timberline promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Wolfpack with respect thereto.

(d)
If the Wolfpack Board receives a request for material non-public information from a Person who proposes to Wolfpack an unsolicited bona fide written Acquisition Proposal, Wolfpack may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided that Wolfpack shall promptly provide Timberline with copies of all correspondence and information provided to or received from such Person. If: (x) the Wolfpack Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Wolfpack Board, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding Wolfpack and its Subsidiaries would be inconsistent with the fiduciary duties of the Wolfpack Board, then, and only in such case, Wolfpack may provide such Person with access to information regarding Wolfpack and its Subsidiaries, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to Wolfpack than the Confidentiality Agreement; provided that Wolfpack sends a copy of any such confidentiality and standstill agreement to Timberline promptly upon its execution and Timberline is provided with a list of, and, at the request of Timberline, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)
Wolfpack agrees that it will not accept, approve or enter into any agreement (a “Wolfpack Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 8.2(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Wolfpack Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Wolfpack Meeting has not occurred;

(iii)	Wolfpack has complied with Subsections 8.2(a) through 8.2(d) inclusive;

(iv)
Wolfpack has provided Timberline with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Wolfpack Proposed Agreement relating to such Superior Proposal, and a written notice from the Wolfpack Board regarding the value in financial terms that the Wolfpack Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Timberline not less than five business days prior to the proposed acceptance, approval, recommendation or execution of the Wolfpack Proposed Agreement by Wolfpack;

(v)
Five business days shall have elapsed from the date Timberline received the notice and documentation referred to in Subsection 8.2(e)(iv) from Wolfpack and, if Timberline has proposed to amend the terms of the Arrangement in accordance with Subsection 8.2(f), the Wolfpack Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Timberline;

(vi)	Wolfpack concurrently terminates this Agreement pursuant to Section 6.4(b)(iii)(D); and

(vii)	Wolfpack has previously, or concurrently will have, paid to Timberline the Timberline Termination Fee;

and Wolfpack further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Timberline the approval or recommendation of the Arrangement, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 8.2(e)(i) through 8.2(e)(v) have been satisfied.

(f)
Wolfpack acknowledges and agrees that, during the five business day periods referred to in Subsections 8.2(e)(iv) and 8.2(e)(v) or such longer period as Wolfpack may approve for such purpose, Timberline shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement and Wolfpack shall co-operate with Timberline with respect thereto, including negotiating in good faith with Timberline to enable Timberline to make such adjustments to the terms and conditions of this Agreement and the Arrangement as Wolfpack deems appropriate and as would enable Wolfpack to proceed with the Arrangement and any related transactions on such adjusted terms. The Wolfpack Board will review any proposal by Timberline to amend the terms of the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 8.2, whether Timberline’s proposal to amend the Arrangement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Arrangement.

(g)
The Wolfpack Board shall promptly reaffirm its recommendation of the Arrangement by press release after: (x) any Acquisition Proposal which the Wolfpack Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Wolfpack Board determines that a proposed amendment to the terms of the Arrangement would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Timberline has so amended the terms of the Arrangement. Timberline and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Wolfpack, acting reasonably.

(h)
Nothing in this Agreement shall prevent the Wolfpack Board from responding through a directors’ circular or otherwise as required by applicable Securities Legislation to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Timberline having suffered a Timberline Material Adverse Effect.  Further, nothing in this Agreement shall prevent the Wolfpack Board from making any disclosure to the securityholders of Wolfpack if the Wolfpack Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Wolfpack Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Wolfpack Board shall be permitted to make such disclosure, the Wolfpack Board shall not be permitted to make a Wolfpack Change in Recommendation, other than as permitted by Section 8.2(e) or the first sentence of this paragraph.  Timberline and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Wolfpack, acting reasonably.

(i)	Wolfpack acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 8.2.

(j)
Wolfpack shall ensure that the officers, directors and employees of Wolfpack and its Subsidiaries and any investment bankers or other advisors or representatives retained by Wolfpack and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Wolfpack shall be responsible for any breach of this Section 8.2 by such officers, directors, employees, investment bankers, advisors or representatives.

(k)
If Wolfpack provides Timberline with the notice of an Acquisition Proposal contemplated in this Section 8.2 on a date that is less than seven calendar days prior to the Wolfpack Meeting, if requested by Timberline, Wolfpack shall adjourn the Wolfpack Meeting to a date that is not less than seven calendar days and not more than 10 calendar days after the date of such notice, provided, however, that the Wolfpack Meeting shall not be adjourned or postponed to a date later than the seventh (7) business day prior to July 31, 2014.

9.0           ORDINARY COURSE

9.1           Until the earlier of the closing of the Arrangement and the termination of this Agreement without completion of the Arrangement, Wolfpack will not without the prior written consent of Timberline, enter into any contract in respect of Wolfpack US or the Wolfpack Gold Properties, other than in the ordinary course of business, and each of the Parties will continue to carry on its business and maintain its assets in the ordinary course of business, with the exception of reasonable costs incurred in connection with the Arrangement, and, without limitation, but subject to the above exceptions, will maintain payables and other liabilities at levels consistent with past practice and will not engage in any extraordinary material transactions or agree to do any of the foregoing or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby without the prior written consent of the other parties.

10.0           PUBLIC DISCLOSURE AND CONFIDENTIALITY

10.1           No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any Party without the prior written agreement of the other Party as to timing, content and method, provided that the obligations herein will not prevent any party from making, after consultation with the other parties, such disclosure as its counsel advises is required by applicable Laws or the rules and policies of the reporting jurisdictions of the Party.

10.2           Unless and until the transactions contemplated in this Agreement have been completed, except with the prior written consent of the other Party, each Party and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other parties in strictest confidence, except such information and documents which (i) are or subsequently may become generally available to the public; (ii) are required to be disclosed by applicable law; (iii) are available on a non-confidential basis prior to their disclosure to the other Party; (iv) become available to one Party on a non-confidential basis from a source other than the other Party provided that such other source is not bound by a confidentiality agreement with the other Party; (v) are independently developed; or (vi) were available to each Party as a result of the relationship of the Parties prior to the date hereof without any breach of the Confidentiality Agreement.

10.3           All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not completed.

11.0           ASSIGNMENT

11.1           No Party may assign its rights or obligations under this Agreement.

12.0           WAIVER

12.1           Any waiver or release of any conditions of this Agreement, to be effective, must be in writing executed by the Party for whom such condition is expressed by this Agreement to benefit.

13.0           GENERAL

13.1           The covenants, representations and warranties contained herein will survive the Closing.

13.2           Time is of the essence herein.

13.3           Each Party hereto will, from time to time, at the request of the other Parties, do such further acts and execute and deliver all such further documents, agreements and instruments as will be reasonably required in order to fully perform and carry out the terms, conditions and intent of this Agreement.

13.4           All references to currency are references to Canadian dollars unless otherwise indicated.

13.5           The Parties intend that this Agreement will be binding upon them until terminated.

13.6           Any notice to be given hereunder to the Parties will be deemed to be validly given if delivered, or if sent by facsimile or email:

if to Timberline, to:

Timberline Resources Corporation
101 E. Lakeside Avenue
Coeur D’Alene, Idaho  83814
Attention: Paul Dircksen, Chief Executive Officer
Facsimile No.:     (208) 664-4860
email:                        Dircksen@timberline-resources.com

with a copy to:

Dorsey & Whitney LLP
Suite 400 1400 Wewatta Street
Denver, Colorado  80202-5549
Attention: Jason Brenkert
Facsimile No.:     (303) 629-3450
email:                        brenkert.jason@dorsey.com

and with a copy to:

Miller Thomson LLP
Robson Court
1000-840 Howe Street
Vancouver, BC  V6Z 2M1
Attention:  Dwight Dee
Facsimile No.:             (604) 643-1200
email:                        ddee@millerthomson.com

if to Wolfpack, to:

Wolfpack Gold Corp.
#5, 5450 Riggins Court
Reno, Nevada   89502
Attention: Nathan Tewalt, Chief Executive Officer
Facsimile No.:     (775) 284-1275
email:

with a copy to:

McCullough O'Connor Irwin LLP
Suite 2600 Oceanic Plaza
1066 West Hastings Street
Vancouver, BC  V6E 3X1

Attention: Angela Austman
Facsimile No.:     (604) 687-7099
email:        aaustman@moisolicitors.com

and any such notice delivered on a business day in accordance with the foregoing will be deemed to have been received on the date of delivery or facsimile transmission.

13.7           This Agreement and the rights and obligations of the Parties hereunder will be governed by and construed according to the Laws of the Province of British Columbia. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and Arrangement.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

13.8           This Agreement will enure to the benefit of and be binding upon the Parties hereto and their successors.

13.9           This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document.  All of these counterparts will for all purposes constitute one agreement, binding on the Parties, notwithstanding that all Parties are not signatories to the same counterpart.  A fax transcribed copy, pdf or photocopy of this Agreement executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the year and day set out on page 1 hereof.

TIMBERLINE RESOURCES CORPORATION
Per:	“Paul Dircksen”
Name: Paul Dircksen
Title: President and CEO

WOLFPACK GOLD CORP.
Per:	“William Sheriff”
Name: William Sheriff
Title: Director

SCHEDULE A

PLAN OF ARRANGEMENT

ARTICLE 1

INTERPRETATION

Definitions

1.01           In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith:

(a)	“0899267 BC” means 0899267 B.C. Ltd., a company incorporated under the BCBCA;

(b)	“0960926 BC” means 0960926 B.C. Ltd, a company incorporated under the BCBCA;

(c)
“Agreement” means the Arrangement Agreement dated for reference May 6, 2014, made between Timberline and Wolfpack including the schedules thereto as the same may be supplemented or amended from time to time;

(d)
“Aggregate Timberline Share Issuance Amount” means the 42,932,063 Timberline Shares to be issued in exchange for the Wolfpack US Shares and in full satisfaction of the principal amount of the Pre-Arrangement Financing Loan and accrued interest thereon;

(e)	“Arrangement” means the arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in this Plan of Arrangement as supplemented, modified or amended;

(f)	“BCBCA” means the Business Corporations Act, S.B.C. 2002, c. 57, including all regulations made thereunder, as amended;

(g)
“Business Day” means any day on which commercial banks are generally open for business in Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under the Laws of the Province of British Columbia or the federal Laws of Canada;

(h)	“Court” means the Supreme Court of British Columbia;

(i)	“Depository” means Olympia Trust Company;

(j)	“Dissent Rights” has the meaning set out in Article 4.01;

(k)	“Dissenting Shares” means the Wolfpack Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

(l)	“Dissenting Shareholders” means Holders of Wolfpack Shares who have duly and validly exercised their Dissent Rights pursuant to Article 4 and the Interim Order;

(m)
“Effective Date” means such date, as Timberline and Wolfpack may agree upon to complete the Arrangement, following the satisfaction or waiver of all of the conditions to the completion of the Arrangement as set out in Sections 5.1, 5.2 and 5.3 of the Agreement, or, in the absence of agreement, one Business Day following the satisfaction or waiver of such conditions, provided however the Effective Date shall be no later than July 31, 2014;

(n)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as agreed to between the Parties;

(o)	“Fair Market Value” means, in respect of a Timberline Share, the closing price of a Timberline Share on the NYSE MKT on the Business Day immediately preceding the Effective Date;

(p)
“Final Order” means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Time or, if appealed then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(q)
“Holder” means a registered holder of Wolfpack Shares or any person who surrenders to the Depositary certificates representing such Wolfpack Shares duly endorsed for transfer to such person in accordance with the Letter of Transmittal;

(r)
“Interim Order” means the order of the Court concerning the Arrangement providing for, among other things, the calling and the holding of the Wolfpack Meeting, as such order may be amended, varied or supplemented by the Court;

(s)
“Law” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or regulatory authority (including the SEC, NYSE MKT and TSXV), and the term “applicable” with respect to such Law and in the context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(t)
“Letter of Transmittal” means the letter of transmittal providing for the delivery to the Depository of all documents, certificates and instruments as the Depository, Timberline or Wolfpack may reasonably require;

(u)	“Liens” means any hypothecs, liens, claims, encumbrances, charges, adverse interests or security interests;

(v)	“New Wolfpack Shares” has the meaning ascribed thereto in paragraph 3.02(j);

(w)	“Notice of Dissent” means a notice of dissent duly and validly given by a Holder exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(x)
“Person” shall be broadly interpreted and includes any natural person, partnership, limited partnership, joint venture, syndicate, sole proprietorship, body corporate with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative;

(y)	“Plan of Arrangement” means this plan of arrangement and every amendment or variation thereto made in accordance with Article 6 hereof;

(z)	“Pre-Arrangement Financing Loan” has the meaning ascribed thereto in subparagraph 4.3(w)(i) of the Agreement;

(aa)	“Promissory Note” means that certain promissory note between Timberline and Wolfpack dated March 14, 2014;

(bb)
“Pro Rata Share” in respect of a Holder at any time means the proportion that the number of Wolfpack Shares held by such Holder at the time is of the total number of issued and outstanding Wolfpack Shares at that time;

(cc)	“shareholder” or “holder of shares” means “shareholder” as defined in the BCBCA;

(dd)	“Wolfpack” means Wolfpack Gold Corp., a company incorporated under the BCBCA;

(ee)	“Wolfpack Circular” means the management information circular of Wolfpack to be sent to the Wolfpack Shareholders in connection with the Wolfpack Meeting;

(ff)	“Wolfpack Gold Properties” means those mineral properties listed in Exhibit I to this Plan of Arrangement;

(gg)	“Wolfpack Meeting” means the special meeting of Wolfpack Shareholders to be held to consider and, if thought fit, to approve the Arrangement, among other things;

(hh)	“Wolfpack Shareholders” means the holders of outstanding Wolfpack Shares;

(ii)	“Wolfpack Shares” means the common shares without par value in the capital of Wolfpack;

(jj)	“Wolfpack US” means Wolfpack Gold (Nevada) Corp.;

(kk)	“Wolfpack US Shares” means the issued and outstanding shares of common stock of Wolfpack US;

(ll)
“Tax Act” means the Income Tax Act R.S.C. 1985, c. 1 (5th Supplement), and the regulations promulgated thereunder, as now in effect and as it may be amended from time to time prior to the Effective Date;

(mm)
“Taxes” includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and Canada and other government pension plan premiums or contributions and all withholdings on amounts paid to or by the relevant Person, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of applicable Laws;

(nn)	“Timberline” means Timberline Resources Corporation, a company existing under the Laws of Delaware; and

(oo)
“Timberline Debt Cancellation Shares” means such number of Timberline Shares having a Fair Market Value equal to the outstanding principal amount of the Pre-Arrangement Financing Loan and accrued interest thereon immediately preceding the Effective Time; and

(pp)	“Timberline Shares” means the shares of common stock with par value of US$0.001 in the share structure of Timberline.

Headings

1.02           The division of this Plan of Arrangement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or Subsection hereof and include any agreement or instrument supplemental therewith, and, unless reference is specifically made to some other document or instrument, references herein to Articles, Sections and Subsections are to Articles, Sections and Subsections of this Plan of Arrangement.

Number

1.03           In this Plan of Arrangement, unless something in the context is inconsistent therewith, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words importing shareholders shall include members.

ARTICLE 2

ARRANGEMENT AGREEMENT

Arrangement Agreement

2.01           This Plan of Arrangement is made pursuant and subject to the provisions of the Agreement.

ARTICLE 3

THE ARRANGEMENT

Plan of Arrangement

3.01           This Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Wolfpack, (ii) Timberline, and (iii) all registered and beneficial holders of Wolfpack Shares.

3.02           On the Effective Date, commencing at the Effective Time, the following events or transactions shall occur and be deemed to occur in the following sequence without any further act or formality required on the part of any Person, except as expressly provided herein:

(a)	the aggregate capital of all issued and outstanding shares in the authorized share structure of 0899267 BC shall be reduced to $1.00 without any repayment of capital;

(b)
0899267 BC shall transfer, assign and convey to 0960926 BC, as a distribution made in the course of the liquidation of 0899267 BC, all of its assets and undertakings of every kind and description whatsoever, including without restriction all of its rights and properties to explore for and develop gold located in the United States of America, including without limitation the Wolfpack Gold Properties, and in consideration therefor

0960926 BC shall assume all of the liabilities of 0899267 BC, and for greater certainty 0899267 BC shall not be dissolved as a result of the foregoing;

(c)
0960926 BC shall transfer, assign and convey to Wolfpack US all of the rights to explore for and develop gold located in the United States of America that it acquired from 0899267 BC under the step described in Paragraph 3.02(b) above, including without limitation the Wolfpack Gold Properties, as a contribution of capital in respect of the Wolfpack US Shares, and Wolfpack US shall issue one Wolfpack US Share to 0960926 BC in respect of such contribution and Wolfpack US shall add the amount of such contribution to its capital;

(d)	the aggregate capital of all issued and outstanding shares in the authorized share structure of 0960926 BC shall be reduced to $1.00 without any repayment of capital;

(e)
0960926 BC shall transfer, assign and convey to Wolfpack, as a distribution made in the course of the liquidation of 0960926 BC, all of its assets and undertakings of every kind and description whatsoever, including without restriction all of its Wolfpack US Shares, and in consideration therefor Wolfpack shall assume all of the liabilities of 0960926 BC, and for greater certainty 0960926 BC shall not be dissolved as a result of the foregoing;

(f)
Wolfpack shall contribute C$4,222,500 in cash to Wolfpack US as a contribution of capital in respect of the Wolfpack US Shares and, for greater certainty, Wolfpack US shall not issue any Wolfpack US Shares in respect of such contribution and Wolfpack US shall add the amount of such contribution to its capital;

(g)
Wolfpack shall transfer all of its Wolfpack US Shares to Timberline in exchange for such number of Timberline Shares equal to the Aggregate Timberline Share Issuance Amount minus the Timberline Debt Cancellation Shares;

(h)
Timberline shall issue the Timberline Debt Cancellation Shares to Wolfpack in full satisfaction of the principal amount plus accrued interest of the Pre-Arrangement Financing Loan outstanding immediately before the Effective Time and the Promissory Note issued by Timberline to Wolfpack on March 14, 2014 shall be cancelled;

(i)
each Wolfpack Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, free and clear of all liens, claims and encumbrances, to Wolfpack and Wolfpack shall thereupon be obligated to pay the amount therefor determined and payable in accordance with Article 4 hereof, and the name of each such holder shall be removed from the securities register as a holder of Wolfpack Shares;

(j)
the authorized share structure of Wolfpack shall be changed and its articles altered by creating an unlimited number of new common shares without par value, which shall have attached thereto the right to two votes at all meetings of Wolfpack shareholders, the right to dividends as and when declared by the directors of Wolfpack, and the right to participate in the remaining assets of Wolfpack on a winding-up of Wolfpack (the “New Wolfpack Shares”);

(k)	Wolfpack shall reorganize its capital within the meaning of section 86 of the Tax Act as follows, and in the following sequence:

(i)	each Wolfpack Shareholder (other than a Dissenting Shareholder) shall exchange all of the Wolfpack Shareholder’s Wolfpack Shares held at the Effective Time for:

(A) an equal number of New Wolfpack Shares, and

(B) that Wolfpack Shareholder’s Pro Rata Share, ignoring any fractions, of the Timberline Shares issued by Timberline to Wolfpack in paragraphs 3.02(g) and (h) above, and such Wolfpack Shareholders shall cease to be a holder of the Wolfpack Shares so exchanged;

(ii)	any Timberline Shares that will not be exchanged for Wolfpack Shares in accordance with subparagraph 3.02(k)(i) above and held by Wolfpack shall be cancelled by Timberline for no consideration;

(iii)	the authorized but unissued Wolfpack Shares shall be cancelled and the authorized share structure of Wolfpack shall be changed by deleting the Wolfpack Shares as a class of shares of Wolfpack;

(iv)	notwithstanding any other provision of the BCBCA, the aggregate amount added to the capital of the New Wolfpack Shares shall be equal to the amount if any, by which:

(A) the aggregate paid-up capital (as that term is defined for the purposes of the Tax Act) of Wolfpack Shares (other than Wolfpack Shares held by the Dissenting Shareholders) immediately prior to the Effective Time, exceeds

(B) the Fair Market Value of the Timberline Shares distributed to the Wolfpack Shareholders pursuant to subparagraph 3.02(k)(i); and

(v)	the articles of Wolfpack shall be altered by reducing the voting rights attached to the New Wolfpack Shares at all meetings of Wolfpack Shareholders from two votes per share to one vote per share.

The name of each Wolfpack Shareholder who is so deemed to exchange his, her or its Wolfpack  Shares shall be removed from Wolfpack’s central securities register with respect to the Wolfpack Shares and shall be added to Wolfpack’s central securities register of New Wolfpack Shares and Timberline’s central securities register in respect of the Timberline Shares as the holder of the number of New Wolfpack Shares and Timberline Shares deemed to have been received on the exchange.

3.03           Any transfer of any securities pursuant to the Arrangement shall be free and clear of any Liens.

ARTICLE 4

RIGHTS OF DISSENT

Rights of Dissent

4.01           Each Holder of Wolfpack Shares may exercise dissent rights (“Dissent Rights”) conferred by the Interim Order in connection with the Arrangement in the manner set out in Section 242 of the BCBCA, as modified by the Interim Order, provided that the Notice of Dissent is received by Wolfpack by no later than 4:30 p.m. (Vancouver time) on the date which is two Business Days prior to the date of the Wolfpack Meeting.  Without limiting the generality of the foregoing, each Holder who duly exercises such Dissent Rights and who is ultimately determined to be entitled to be paid fair value for the Holder’s  Wolfpack Shares shall be deemed to have transferred such Wolfpack Shares (free and clear of all Liens), without any further act or formality, to Wolfpack in accordance with paragraph 3.02(i) in consideration of the right to be paid the fair value of the Holder’s Wolfpack Shares by Wolfpack under the Dissent Rights. In no case shall Wolfpack or Timberline be required to recognize such Holder as shareholder of Wolfpack at and after the Effective Time, and the name of such Holder shall be removed from Wolfpack’s central securities register as of the Effective Time.

4.02           If a Holder gives a Notice of Dissent but is not ultimately entitled, for any reason, to be paid the fair value of the Wolfpack Shares in respect of which the Notice of Dissent was given as contemplated in Section 242 of the BCBCA and the Interim Order, such Holder shall be deemed to have participated in the Arrangement on the same basis as non-dissenting shareholders of Wolfpack and shall be entitled to receive only the New Wolfpack Shares and Timberline Shares that such non-dissenting Shareholders are entitled to receive, on the basis set out in paragraph 3.02(k).

ARTICLE 5

CERTIFICATES AND DOCUMENTATION

Effect of Arrangement

5.01           After the Effective Time, certificates formally representing the Wolfpack Shares prior to the Effective Time shall cease to represent such shares and shall only represent the right to receive consideration therefor specified in Article 3 in accordance with the Plan of Arrangement, subject to Section 5.04 and to compliance with the requirements set forth in this Article 5; and for greater certainty, no former Holder will be entitled to receive any interest, dividends, premiums or other payments in connection therewith.

Letter of Transmittal

5.02           Wolfpack shall cause a Letter of Transmittal to be sent to each holder of Wolfpack Shares at the address of such holder as it appears in the register maintained by or on behalf of Wolfpack in respect of such holders, or if there is no such register, then as it appears in other records maintained by or on behalf of Wolfpack, with the Wolfpack Circular.

Right of Holder to Receive Timberline Shares

5.03	a)
At or prior to the Effective Time, Wolfpack and Timberline shall deposit with the Depositary, for the benefit of the Holders (including each Holder whose name is deemed to be entered on the central securities register of New Wolfpack Shares and Timberline Shares pursuant to paragraph 3.02(k)) a certificate or certificates representing the aggregate number of New Wolfpack Shares and Timberline Shares which the Holders of Wolfpack Shares are entitled to receive hereunder (calculated without reference to whether any Holders have exercised or may exercise Dissent Rights).

(b)
At the Effective Date, Wolfpack and Timberline will cause the Depository to forward or cause to be forwarded by first class mail (postage prepaid) to the former Holders whose names are deemed to be entered on the central securities register of New Wolfpack Shares and Timberline Shares pursuant to paragraph 3.02(k), at the address on record at Wolfpack for such former Holders, certificates representing the number of New Wolfpack Shares and Timberline Shares, if any, issuable to such former Holder as determined in accordance with the provisions hereof, subject to any withholding obligation under any applicable Laws in respect of Taxes.

(c)	Subject to Article 5.03(b) and Article 5.04 and as soon as practicable following the later of the Effective Date and the date of deposit by the Holder with the Depositary of a duly completed Letter of Transmittal, documents, certificates and instruments contemplated by the Letter of Transmittal, the certificates representing Wolfpack Shares (if any) and such additional documents and instruments as the Depositary may reasonably require, Wolfpack and Timberline shall cause the Depositary to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to the former Holder at the address specified in the Letter of Transmittal; or

(ii)	if requested by the former Holder in the Letter of Transmittal, make available at the Depositary for pick-up by the Holder; or

(iii)
if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), forward or cause to be forwarded by first class mail (postage prepaid) to the former Holder at the address of such former Holder as shown on the share register maintained by Wolfpack immediately prior to the Effective Time, certificates representing the number of New Wolfpack Shares and  Timberline Shares, if any, issuable to such former Holder of Wolfpack Shares as determined in accordance with the provisions hereof and a cheque payable to the order of such former Holder, subject to any withholding obligation under any applicable Laws in respect of Taxes.

Subject to Article 5.03(b), until such time as a former Holder of Wolfpack Shares deposits with the Depositary a duly completed Letter of Transmittal, the documents, certificates and instruments contemplated by the Letter of Transmittal, the certificates representing Wolfpack Shares (if any) and such additional documents and instruments as the Depositary may reasonably require, all certificates representing New Wolfpack Shares and Timberline Shares shall, subject to Article 5.04,  be held in trust for such former Holder for delivery to the former Holder, upon delivery of the Letter of Transmittal, the documents, certificates and instruments contemplated by the Letter of Transmittal,  the certificates representing the Wolfpack Shares (if any) and such additional documents and instruments as the Depositary may reasonably require.

Surrender of Rights

5.04           Notwithstanding any other provision hereof, any certificate which, immediately prior to the Effective Time, represented Wolfpack Shares that has not been surrendered with all other documents, certificates and instruments required by Article 5.03(c), on or before the sixth anniversary of the Effective Date shall cease to represent any right or claim of any kind or nature and the right of the former Holder to receive New Wolfpack Shares and Timberline Shares and the New Wolfpack Shares and Timberline Shares issued shall, on the sixth anniversary of the Effective Date, be deemed to be surrendered to Wolfpack, together with all dividends or distributions thereon held for such Holder for no consideration.

Distribution

5.05           All dividends paid or distributions made in respect of the New Wolfpack Shares or Timberline Shares for which a certificate formerly representing Wolfpack Shares has not been deposited with all other documents, certificates and instruments as provided in Article 5.03 hereof, shall be paid and delivered to the Depositary to be held (subject to Article 5.06) in trust for the former Holder of such unsurrendered certificate, for delivery to such former Holder upon delivery of the certificate and other documents, certificates and instruments required by Article 5.03(c).

Withholding Rights

5.06           Notwithstanding any other provision of this Plan of Arrangement, Timberline, Wolfpack and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable to any  Holder (including, without restriction, any Dissenting Shareholder) under this Arrangement such Taxes or other amounts as Timberline, Wolfpack or the Depositary is required or entitled to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, territorial, state, local or foreign tax Law, in each case, as amended.  To the extent that Taxes or other amounts are so withheld and deducted, such withheld and deducted Taxes or other amounts shall be treated for all purposes hereof as having been paid to the former Holder in respect of which such deduction and withholding was made, provided that such withheld and deducted Taxes and other amounts are actually remitted to the appropriate taxing authority.

Lost Certificates

5.07           In the event any certificate, which immediately prior to the Effective Date represented one or more outstanding Wolfpack Shares that were transferred pursuant to Article 3.02(k) has been lost, stolen, or destroyed, upon making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and delivery of such other documents as may be required by the Depositary or Timberline, including a bond satisfactory to Timberline and Wolfpack and their respective transfer agents and the Depository in such sum as Timberline and Wolfpack may direct, or otherwise providing an indemnity in favour of Timberline, Wolfpack and the Depositary in a manner satisfactory to Timberline and Wolfpack against any claim that may be made against Timberline or Wolfpack or the Depositary with respect to the certificates alleged to have been lost, stolen or destroyed,  Wolfpack and Timberline  will issue (or will cause to be issued) in exchange for such lost, stolen or destroyed certificates, appropriate the consideration to which the holder is entitled pursuant to the Arrangement.

ARTICLE 6

AMENDMENT

Plan of Arrangement Amendment

6.01           Wolfpack and Timberline reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that:

(a)
the Aggregate Timberline Share Issuance Amount may be amended by written agreement of the Parties in the event that there is a change to the number of Wolfpack Shares issued pursuant to the Pre-Arrangement Financing prior to the Effective Time;

(b)
other than an amendment to made pursuant to Article 6.01(a), any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Wolfpack Meeting, approved by the Court and communicated to Wolfpack Shareholders in the manner required by the Court (if so required).

6.02           Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Wolfpack and Timberline at any time prior to or at the Wolfpack Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Wolfpack Meeting, shall become part of this Plan of Arrangement for all purposes.

6.03           Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Wolfpack Meeting shall be effective only if it is consented to by

Wolfpack and Timberline (acting reasonably) and, if required by the Court, approved by Wolfpack Shareholders voting in the manner directed by the Court.

6.04           This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Agreement.

EXHIBIT I TO THE PLAN OF ARRANGEMENT

WOLFPACK GOLD PROPERTIES

Project Name	Optionor	State	County
Antelope Springs		Nevada	Pershing
Bellehellen West		Nevada	Nye
Castle Black Rock	Seabridge Gold Inc.	Nevada	Esmeralda
Clayton Ridge		Nevada	Esmeralda
Edna Mtns		Nevada	Humboldt
Fence Maker		Nevada	Pershing
Frost		Oregon	Malheur
Gabel		Nevada	Eureka
Gilbert South		Nevada	Esmeralda
Golden Ridge		California	Modoc
Golden Shears		Nevada	Humboldt
GQ		Nevada	Eureka
Humboldt Mill	Nevada Royalty Corp.	Nevada	Pershing
Kismet		Nevada	White Pinee
Kobeh		Nevada	Eureka
Landmark		Nevada	Nye
Lantern		Nevada	Pershing
Maggie Creek		Nevada	Eureka
Mina		Nevada	Mineral
Mount Hamilton		Nevada	White Pine
Mount Tobin		Nevada	Pershing
Mount Wilson		Nevada	Elko
Muttlebury		Nevada	Pershing
North Monitor		Nevada	Nye
Sawtooth		Nevada	Pershing
Stallion		Nevada	Pershing
Teton		Nevada	Mineral
Trail		Nevada	Eureka
Troy		Nevada	Nye
UNR / Keystone		Nevada	Eureka
Westgate		Nevada	Churchill

SCHEDULE B

OUTSTANDING WOLFPACK SECURITIES

Type of Security	Number	Exercise Price	Expiry Date
Stock options	333,333	$0.30	March 15, 2015
Stock options	726,667	$0.45	September 23, 2015
Stock options	160,001	$0.75	January 17, 2016
Stock options	16,667	$1.05	June 27, 2016
Stock options	1,200,000	$0.40	November 3, 2016
Stock options	435,001	$0.75	February 17, 2017
Stock options	620,000	$0.40	March 5, 2017
Stock options	31,667	$0.54	December 7, 2017
Stock options	25,000	$0.45	December 7, 2017
Stock options	260,000	$0.45	December 10, 2017
Total	3,808,336

SCHEDULE C

OUTSTANDING TIMBERLINE SECURITIES

Type of Security	Number	Exercise Price	Expiry Date
Stock options	634,000	$ 0.57	8/31/2014
Stock options	100,000	1.04	2/25/2015
Stock options	625,000	0.82	7/22/2015
Stock options	100,000	1.10	8/27/2015
Stock options	415,000	1.05	3/21/2016
Stock options	250,000	0.97	3/31/2016
Stock options	100,000	0.54	2/1/2017
Stock options	750,000	0.49	4/11/2017
Stock options	100,000	0.22	1/18/2018
Total stock options	3,074,000

Warrants	150,000	$0.25	12/25/2015
Warrants	150,000	$0.25	9/10/2016 (vesting 9/10/2014)
Total warrants	300,000

SCHEDULE D

WOLFPACK GOLD PROPERTIES

Project Name	Optionor	State	County
Antelope Springs		Nevada	Pershing
Bellehellen West		Nevada	Nye
Castle Black Rock	Seabridge Gold Inc.	Nevada	Esmeralda
Clayton Ridge		Nevada	Esmeralda
Edna Mtns		Nevada	Humboldt
Fence Maker		Nevada	Pershing
Frost		Oregon	Malheur
Gabel		Nevada	Eureka
Gilbert South		Nevada	Esmeralda
Golden Ridge		California	Modoc
Golden Shears		Nevada	Humboldt
GQ		Nevada	Eureka
Humboldt Mill	Nevada Royalty Corp.	Nevada	Pershing
Kismet		Nevada	White Pine
Kobeh		Nevada	Eureka
Landmark		Nevada	Nye
Lantern		Nevada	Pershing
Maggie Creek		Nevada	Eureka
Mina		Nevada	Mineral
Mount Hamilton		Nevada	White Pine
Mount Tobin		Nevada	Pershing
Mount Wilson		Nevada	Elko
Muttlebury		Nevada	Pershing
North Monitor		Nevada	Nye
Sawtooth		Nevada	Pershing
Stallion		Nevada	Pershing
Teton		Nevada	Mineral
Trail		Nevada	Eureka
Troy		Nevada	Nye
UNR / Keystone		Nevada	Eureka
Westgate		Nevada	Churchill